As filed with the Securities and Exchange Commission on February 9, 2011
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ELBIT IMAGING LTD.
(Exact name of Registrant as specified in its charter and translation of Registrant’s name into English)

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Weitzman Street
Tel Aviv 64239, Israel
+972-3-608-6000
(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(Name, address and telephone number of agent for service)

with copies to:
Richard H. Gilden, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Telephone: 212-715-9486 Facsimile: 212-715-8085	Adam M. Klein, Adv. Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. 2 Weizmann Street Tel-Aviv 64239, Israel Telephone: +972-3-608-9839 Facsimile: +972-3-608-9855

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (3)
Ordinary shares
Debt Securities	(4)	(4)	$300,000,000	$34,830
Warrants
Units

(1)
There are being registered under this registration statement such indeterminate number of ordinary shares, number of debt securities, number of warrants to purchase ordinary shares and a combination of such securities, separately or as units, as may be sold by the registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed $300,000,000 or, if any securities are issued for consideration denominated in a foreign currency, such amount as shall result in an aggregate initial offering price equivalent to a maximum of $300,000,000.  The securities registered hereunder also include such indeterminate number of ordinary shares as may be issued upon conversion, exercise or exchange of debt securities and warrants that provide for such conversion into, exercise for or exchange into ordinary shares.  In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $300,000,000.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

(4)	Omitted pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2011

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

$300,000,000
ELBIT IMAGING LTD.

Ordinary Shares
Senior and Subordinated Debt Securities
Warrants
Units

    We may offer and sell from time to time: ordinary shares; senior and subordinated debt securities; warrants; and units.

We will provide the specific terms and initial public offering prices of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We will not use this prospectus to confirm sales of any securities unless it is attached to a prospectus supplement.

We may sell any combination of these securities in one or more offerings up to a total dollar amount of $300,000,000.

We may sell these securities directly, on a continuous or delayed basis, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See "Plan of Distribution" in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.

Our ordinary shares are traded on the NASDAQ Global Select Market ("NASDAQ") under the symbol "EMITF" and the Tel-Aviv Stock Exchange ("TASE") under the symbol "EMIT." The closing price of our ordinary shares on NASDAQ on February 8, 2011, was $12.3 per share and the closing price of our ordinary shares on the TASE on February 8, 2011, was NIS 44.46 per share. If we decide to list any of these other securities on a national securities exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the date when we expect trading to begin.

Investing in our securities involves risks. See "Risk Factors" beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission, the Israel Securities Authority, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is _______, 2011.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement that Elbit Imaging Ltd. filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, the registrant may, from time to time, sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000.

This prospectus provides you with a general description of the securities which we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information" before purchasing any of our securities.

You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless we have indicated otherwise or  the context otherwise requires, references in this prospectus and any supplement to this prospectus to "Elbit," the "Company," "we," "us" and "our" refer to Elbit Imaging Ltd., a company organized under the laws of the State of Israel, and its subsidiaries and investees.

In this prospectus, unless otherwise specified or unless the context otherwise requires, all references to "$" or "dollars" are to U.S. dollars and all references to "NIS" are to New Israeli Shekels.

For the reader’s convenience, financial information has been translated from various foreign currencies to the dollar, as of February 7, 2011, in accordance with the following exchange rates:

Currency	$1.00 as of February 7, 2011
1 New Israeli Shekel (NIS)	0.272
1 Euro	1.373
1 Great British Pound (GBP)	1.6102
1 Hungarian Forint (HUF)	0.00504
1 Czech Republic Koruny (CZK)	0.05652
1 Romanian LEI (RON)	0.31799
1 Polish Zloty (PLN)	0.34299
1 Indian Rupee (INR)	0.02153
1 Crore (10 million INR)	215,300

The dollar amounts reflected in these convenience translations should not be construed as representing amounts that actually can be received or paid in dollars or convertible into dollars (unless otherwise indicated), nor do such convenience translations mean that the foreign currency amounts (i) actually represent the corresponding dollar amounts stated, or (ii) could be converted into dollars at the assumed rate. The Federal Reserve Bank of New York does not certify for customs purposes a buying rate for cable transfers in NIS. Therefore, all information about NIS exchange rates is based on the Bank of Israel rates.

ABOUT ELBIT IMAGING LTD.

Business Overview

We operate in the following principal fields of business:

•
Commercial and Entertainment Centers - Initiation, construction and sale of shopping and entertainment centers and other mixed-use real property projects, predominantly in the retail sector, located in Central and Eastern Europe ("CEE") and in India;

•	U.S. Real Property - Investment in commercial real property in the United States;

•	Hotels - Hotel operation and management, primarily in major European cities;

•
Medical Industries - (a) research and development, production and marketing of magnetic resonance imaging guided focused ultrasound treatment equipment and (b) development of stem cell population expansion technologies and stem cell therapy products for transplantation and regenerative medicine;

•
Residential Projects - Initiation, construction and sale of residential projects and other mixed-use real property projects, predominately residential, located primarily in India and in Eastern Europe;

•	Fashion Apparel - distribution and marketing of fashion apparel and accessories in Israel; and

•	Other Activities - (a) venture capital investments and (b) investments in hospitals and farm and dairy plants in India.

Elbit Imaging Ltd. was incorporated in 1996 under the laws of the State of Israel. Our executive offices are located at 2 Weitzman Street, Tel-Aviv 64239, Israel. You may reach us by telephone at +972-3-608-6000 or by fax at +972-3-608-6050. Our address in the U.S. is c/o Puglisi & Associates, 850 Library Avenue, Suite 204, Newark, Delaware 19711.

Shopping and Entertainment Centers

This business includes mainly shopping and entertainment centers which are currently under construction and/or development in capital cities and important regional areas in various countries in CEE and India. In addition to the shopping and entertainment centers business, our real estate portfolio includes certain mixed-use real estate projects which include predominantly shopping and entertainment combined with other elements of operations, including offices, residential units, conference centers and leisure facilities. In this segment, we also include other real estate projects, such as office buildings. In this prospectus, we refer to all projects mentioned above, as "shopping and entertainment centers." Construction or development of each such project is generally conducted through a special purpose project corporation, owned by our 62% subsidiary, Plaza Centers N.V. (LSE: PLAZ) (WSE: PLAZ/PLAZACNTR) ("PC") (58% on a fully diluted basis). In certain cases, the special purpose corporation is held as a joint venture with project partners.

As at the date of this prospectus, our shopping and entertainment segment of operations includes a total of four operating projects and 26 projects in various stages of planning, development and construction, including 15 shopping and entertainment centers, ten mixed-use projects and one office building. Our projects are located in Bulgaria, the Czech Republic, Greece, Hungary, India, Latvia, Poland, Romania and Serbia.

Our main focus in this field of operations is development and construction of new shopping and entertainment centers and redevelopment of existing centers, where there is significant redevelopment potential, in both capital cities and important regional centers.

Our shopping and entertainment centers vary in size and may range between 8,000 square meters and 70,000 square meters gross lettable area ("GLA"), but we may develop larger shopping and entertainment centers if our development criteria are met. We develop shopping and entertainment centers whose size, tenant mix and design are dictated by market demand, and that take into account particular factors such as the size of the local population (generally a minimum of 50,000 people), the socio-economic status of the population, any competing shopping and entertainment centers in the locality, local retail demand (whether for fashion, grocery, local convenience stores or entertainment) and the location of the site (whether city center or suburban).

Our centers are principally comprised of two elements: shopping and entertainment.

The shopping element is comprised of large retail anchor tenants (such as C&A, H&M, Match, New Yorker, Peek&Cloppenburg, Tesco and Zara). These anchor tenants form the basis of the shopping areas around which smaller boutiques, international brands (such as Aldo, Hugo Boss, Esprit, House, Mango, Reserved and Sephora) and local retailers create a carefully balanced tenant mix to meet local demand. Leases with anchor tenants generally run for a term of ten to fifteen years, with an option to extend. Leases with semi-anchor tenants are usually for a term of five to ten years, while standard units are usually leased for three to five years.

The entertainment facilities typically include a multiplex cinema complex of from four to 12 theaters, depending on the size of the center, and, where appropriate, an IMAX auditorium. The entertainment areas also include gaming areas comprising of video game arcades, bowling alleys, electronic gaming machines, billiards, discotheques, bars and children’s playgrounds. PC’s subsidiary Mulan B.V. operates our "Fantasy Park" gaming areas and Cinema City International N.V. operates most of the multiplex cinemas. Each entertainment area also includes a food court offering a wide range of food outlets, coffee shops and restaurants.

Our business concept and strategy for our shopping and entertainment centers business includes the following elements: (i) development; (ii) acquisitions; and (iii) presale of the centers prior to, or after, commencement of construction or redevelopment.

Where the opportunity exists in CEE and India, we may extend developments beyond shopping and entertainment centers by leveraging our strengths and drawing upon our experience and skills to participate in residential, hotel, office and other development plans where such developments form part of integrated large scale business and leisure developments.

We also continually assess and consider specific development opportunities that satisfy our development parameters and investment criteria in countries not previously targeted by us. We constantly seek to acquire high yielding mature assets or invest in interesting new markets, where clear and, sometimes, exceptional opportunities may arise to enhance capital and income.

Depending on economic conditions and property yields, our strategy in CEE is to either dispose of a shopping and entertainment center upon completion, or retain and operate a shopping and entertainment center until economic conditions warrant a profitable sale, if that is likely to be more profitable to us than disposing of it on completion. Currently, under the existing market conditions in India, our strategy in relation to our investments in this region is initially to hold and operate, until sufficient sale prices are available. We estimate the development, holding and operating period of our investments in India to be between five to seven years.

United States Real Property

U.S. Real Property Joint Venture

In February 2010, Elbit Plaza USA, L.P. ("Elbit Plaza USA"), a real estate investment venture jointly formed by us and Plaza Centers, entered into a framework and co-investment agreement with Eastgate Property LLC, an affiliate of an established U.S.-based international real estate fund manager ("Eastgate," and together with Elbit Plaza USA, the "Sponsors").

Under the agreement each party committed to invest $100 million (for a combined total of $200 million) in a U.S. investment platform. The Sponsors established a U.S. real estate investment fund, EPN Real Estate Fund, LP (the "Fund") to seek third party investors to co-invest with the Sponsors in investments in the U.S. retail and commercial real estate sectors. The agreement provides that the parties will identify and locate potential investments during a two-year period in which the Sponsors will acquire assets or enter into joint ventures with owners of relevant assets or portfolios, with the objective of selling the acquired assets or holdings them until the end of the term of the Fund, which is intended within a five-to-seven-year period of the initial closing of the Fund.

In June 2010, the Fund raised $31 million in capital commitments from Menora Mivtachim Insurance Ltd. and certain of its affiliates ("Menora"). Menora's commitment currently represents a 13.4% interest in the U.S. investment platform, through its 99.8% holding in the Fund. The first investment vehicle of the U.S. investment platform is EPN GP LLC ("EPN"), in which Elbit Plaza USA and Eastgate each hold a 43.3% ownership interest, and the remaining 13.4% ownership interest is held by the Fund.

The Fund's goal is to secure capital commitments totaling approximately $400 million, together with the Sponsors' investments, to be utilized in pursuit of the Fund’s investment strategy, enabling the funding of property acquisitions valued at up to $1 billion, taking into account potential leverage.

We believe that the current conditions in the U.S. real estate market have created an opportunity to acquire shopping centers at yields ranging between 7% and 10%, with immediate cash flow potential through rent generation, without development risks. We believe that when the U.S. real estate market emerges from the current crisis, our U.S. investment platform is expected to be able to sell such properties and realize gains.

Our business concept and strategy in this field is to focus on acquisition of stable, dominant, institutional quality (primarily A, A-) U.S. retail properties, from capital-seeking owners and lenders. We intend to hold the assets for a period of three to five years, until U.S. assets are traded again at their historical yields and values. During this period our U.S. investment platform will engage in active asset management, so as to preserve the properties’ cash flow, enhance tenant mix and position the assets to outperform competitive properties. Our ultimate goal would be for our U.S. investment platform to sell its assets as a portfolio or individually, to realize the highest value for its investors.

Real Estate Investment Portfolio - EDT Retail Trust

In June 2010, EPN completed an investment of approximately $116 million in EDT Retail Trust (formerly Macquarie DDR Trust) ("EDT"), a trust traded on the Australian Stock Exchange. Following the completion of the transaction, EPN is EDT's largest unit holder, holding an approximate 48% ownership interest in EDT.

EPN also paid approximately $3 million for the acquisition of a 50% interest in EDT Retail Management LLC (the "U.S. Manager"). The U.S. Manager's wholly owned subsidiary, EDT Retail Management Limited, serves as the "Responsible Entity" of EDT, which means that it is responsible for the day-to-day management of EDT, including its investments and investment strategy, management and financing. Developers Diversified Realty Corporation, an Ohio corporation specializing in real estate investments and assets management ("DDR"), is the 50% co-owner of the U.S. Manager and serves as the property manager for EDT’s assets. EPN has the right to appoint the majority of the Responsible Entity's board members.

EDT currently owns and manages two U.S. REIT portfolios (EPN US Trust Inc. ("REIT I") and EPN US Trust Inc. ("REIT II")) with 41 operating retail properties in REIT I and seven operating retail properties in REIT II, which altogether total approximately 10.9 million square feet of leasable area with a leased rate of approximately 88% and approximately 455 tenants generating annual net operating income (NOI) of approximately $96 million. EDT valued these portfolios at approximately $1.35 billion as of December 31, 2010, with total secured debt of approximately $937 million. The portfolios consist mainly of community shopping centers throughout major regions of the United States, with assets located in 20 states.

Assets in the portfolios are typically "open-air" complexes, surrounding a central parking lot, with a number of retail "boxes" housing tenants. This format has proven to be a popular retail concept in the United States. The centers are often located near major highways and thoroughfares and have been specifically designed to offer consumers convenience and accessibility. Assets in the portfolios are modestly fitted, have straightforward construction and design and generally have a single entrance and checkout. The simplicity in design results in lower operating and ongoing costs relative to traditional enclosed shopping mall formats. Retailers are attracted to the low costs associated with the format, which has gained popularity among discount and value oriented retailers.

The portfolios remain focused on the community shopping center format and on attracting national tenants that provide value and convenience to consumers. These retailers, including discount tenants, continue to attract customers in the current economic environment. EDT’s rental revenue remains relatively stable with over 80% of its annual base rent derived from large and junior anchor retailers which predominantly have a national presence and are secured by relatively long-term leases.

Leases with tenants generally run for a term of five to ten years, with an option to extend. The weighted average lease expiration for the portfolios is five years. EDT focuses on attracting and retaining strong performing retailers which provide a value proposition to consumers and have a national presence. EDT has successfully leased or renewed long-term leases with high quality retailers including Best Buy, Dick’s Sporting Goods, Jo-Ann Fabrics, Michaels, Nordstrom Rack and TJ Maxx.

Relying on the combined experience of us and Eastgate, EPN has the following strategic objectives for EDT:

•	to engage in active asset management, to enhance tenant mix and position the asset to outperform competitors in both performing and underperforming assets;

•	to realize the highest value for investors by ultimately monetizing assets, either as a portfolio or individually; and

•	to continue to stabilize the balance sheet by refinancing the real estate assets for longer periods, at favorable interest rates.

For historical financial statements of EDT and pro forma financial information, see our current report on Form 6-K filed with the SEC on February 9, 2011.

Real Estate Investment Portfolio - Charter Hall Retail REIT

On December 29, 2010, EPN Investment Management LLC (“EPN Management”) signed an agreement to purchase seven retail shopping centers located in the states of Georgia, Oregon and Florida from certain affiliates of Charter Hall Retail REIT. The purchaser of these properties will be a new joint venture entity in which each of Elbit Plaza USA and Eastgate or their respective affiliates will hold a 43.3% ownership interest and the remaining 13.4% ownership interest will be held by the Fund.

These retail shopping centers total approximately 650,000 square feet of leasable area with an occupancy rate of approximately 91%. The purchase price for these shopping centers will be $75 million, of which $22.7 million will be paid by assumption of debt.

The closing of the transaction is contingent upon certain conditions, including the approval of the lenders of the assumed debt, consents from applicable ground lessors for properties which are subject to ground leases and other customary closing conditions.

Hotels

The goal of our hotel business is to acquire and manage, generally via management companies, four-star hotel properties that are conveniently located near major transportation stations and provide the business and vacation traveler with upscale quality accommodation. The duration of our holding and managing of our hotel portfolio varies and is dependent upon business cycles, economic conditions, property yields, trends affecting the hotel industry and capital market opportunities.

In addition to our operational hotels, we develop hotels within our mixed-use projects (both commercial and residential) and also hold interests in certain plots and properties intended to be developed or refurbished into hotels.

Our ownership percentage in our hotels varies, and the interests in those hotels that are not owned by us are owned by various unrelated third parties, including, with respect to three of our hotels, by Park Plaza. Park Plaza is engaged in ownership, co-ownership, leasing, franchising and management of full service four star deluxe hotels and trendy boutique hotels in major gateway cities and regional centers in Europe, the Middle-East and North Africa.

Park Plaza serves as the management company of our three co-owned hotels in the Netherlands. The Rezidor Hotel Group manages two of our hotels in Belgium and our Radisson hotel complex in Romania, consisting of the Centerville Apartment Hotel and the Radisson Blu Bucharest Hotel.

On December 31, 2010, we sold to Park Plaza all of our holdings in three companies that own three hotels in London, England, for a total consideration of £21 million (approximately $34 million), representing a total estimated asset value for the hotels of £230 million (approximately $370 million). The consideration is being paid in a combination of loans, an issuance of shares of Park Plaza and a possible additional payment that is subject to adjustments. Prior to this transaction, these hotels were jointly owned by us and Park Plaza and were managed by Park Plaza.

Our business concept and strategy for our hotels include the following elements:

•	location in close proximity to major railway links into cities;

•	personal service at an upscale level;

•	target a customer base of business travelers and the tourist industry, both individuals and in groups;

•	focus on strategic cooperation and affiliation with management companies with know-how and expertise in hotel management; and

•
increase the number of hotel rooms in both Western and Eastern Europe, with an emphasis on prime location, while contemplating expansion of our hotel operation into the Indian market and other venues by incorporating the hotel business into mixed-use projects.

Medical Companies

On November 24, 2010, we closed a transaction to restructure our holdings in the medical companies InSightec Ltd. ("InSightec") and Gamida Cell Ltd. ("Gamida"), under Elbit Medical Technologies Ltd. (formerly Enter Holdings 1 Ltd.), an Israeli company traded on the TASE ("Elbit Medical"). In consideration for our shares of InSightec representing 69.3% of InSightec's outstanding share capital and our shares of Gamida representing 31.6% of Gamida's outstanding share capital, we were issued Elbit Medical shares representing a 90% interest in Elbit Medical and were granted options at zero exercise price to acquire shares of Elbit Medical, which together with the aforesaid shares constitute 97.9% of Elbit Medical's share capital (on a fully diluted basis).

In addition, on December 8, 2010, Elbit Medical issued shares in a private placement in the aggregate amount of NIS 19 million (approximately $4.8 million), including a two year option to invest an additional aggregate amount of NIS 19 million (approximately $4.8 million), all at a pre-money valuation of Elbit Medical of NIS 800 million (approximately $202 million) (on a fully dilution basis, without taking into account the value of the aforementioned options). Following the completion of this private placement, we hold 93% of Elbit Medical's share capital (on a fully diluted basis).

InSightec Ltd.

InSightec develops and markets the ExAblate - the first FDA-approved system for magnetic resonance imaging guided focused ultrasound treatment equipment ("MRgFUS"). InSightec’s objective is to transform the surgical environment for the treatment of a limited number of forms of benign and malignant tumors by replacing invasive and minimally invasive surgical procedures with an incision-less surgical treatment solution. The system is designed to deliver safe and effective non-invasive treatments while reducing the risk of disease, potential complications, as well as the direct and indirect costs associated with surgery. In October 2004, InSightec received FDA approval to market the ExAblate in the United States for the treatment of uterine fibroids, a type of benign tumor of the uterus. Prior to that, in October 2002, InSightec received authorization to affix the CE marking to the ExAblate, enabling it to market the system for the treatment of uterine fibroids in the European Economic Area and certain Asian countries. InSightec also has regulatory approval to market the ExAblate for the treatment of uterine fibroids in Canada, Russia, Brazil, Mexico, Korea, Taiwan, Australia, New Zealand and Singapore, as well as for the treatment of breast cancer in Korea. In May 2007, InSightec also received CE-marking (marketing approval in the EEA) for the pain palliation of bone metastases. In January 2008, InSightec received approval from the Israeli Ministry of Health for the treatment of bone metastases. In April 2009, the U.S. FDA approved expanded guidelines for the uterine fibroid application and in 2010 InSightec received MHLW approval in Japan for the marketing of ExAblate for uterine fibroids. InSightec is also in various stages of development and clinical research for the application of its MRgFUS technology to the treatment of other types of benign and malignant tumors. These additional applications are being developed to take advantage of the modular design of the ExAblate, which enables it to function as a common platform for multiple MRgFUS-based surgical applications. Currently, InSightec has an installed base of more than 80 units in academic hospitals, community hospitals, MRI clinics and physician-formed joint ventures. The ExAblate is operable only with certain MRI systems manufactured by the General Electric Company ("GE").

InSightec’s MRgFUS technology integrates the therapeutic effects of focused ultrasound energy with the precision guidance and treatment outcome monitoring provided by MRI systems. Ultrasound is a form of energy that can pass harmlessly through skin, muscle, fat and other soft tissue, and is widely used in diagnostic applications. The ExAblate uses a phased-array transducer that generates a high intensity, focused beam of ultrasound energy, or a sonication, aimed at a small volume of targeted tissue. The focused ultrasound energy provides an incision-less therapeutic effect by raising the temperature of the targeted tissue mass high enough to ablate, or destroy it, while minimizing the risk of damage to overlaying and surrounding tissue.

Other shareholders of InSightec include GE and MediTech Advisers LLC. Employees, directors, officers and other investors hold the remaining shares of InSightec. The fully diluted holdings in InSightec are calculated including options to purchase InSightec's ordinary shares which start vesting upon the initial public offering of InSightec or upon the occurrence of certain other material changes to InSightec.

Gamida Cell Ltd.

Gamida is a leader in stem cell expansion technologies and therapeutic products. Its lead product, StemEx®, is now in a phase III study, planned to be complete in 2011, with market launch expected in 2013. Gamida is developing a pipeline of cell therapeutics in the areas of bone marrow transplantation and regenerative medicine. Gamida’s therapeutic products are allogeneic and contain adult stem cells selected from non-controversial sources, such as umbilical cord blood. These stem cells are then enriched in culture using Gamida’s proprietary expansion technologies. Gamida was successful in translating these technologies into robust manufacturing processes under GMP, which are cost effective and efficient for commercial production. Gamida’s technologies and products are protected by more than 20 patents worldwide and numerous patent applications.

Based on an extensive understanding of stem cell expansion and bone marrow transplantation accumulated through the development of StemEx, Gamida is now developing NiCordtm, which is intended for patients with autoimmune diseases as well as malignant and non-malignant hematological diseases. Gamida recently began a pilot clinical study of NiCord in the United States, under IND. Gamida owns all the rights for this product.

Residential Projects

Under our residential sector we initiate, construct and sell residential projects and other mixed-use real property projects, predominantly residential, located in CEE and in India.

In August 2008, we signed a joint venture agreement with PC for the development of major mixed-use projects in India (except for projects which are only or mainly shopping and entertainment centers, which will be developed only by PC and are excluded from the framework of this joint venture). Under this agreement, PC acquired from us a 47.5% stake in our subsidiary Elbit Plaza India Real Estate Holdings Limited ("EPI"). We, directly and through EPI own two mixed-use projects in India in conjunction with local Indian partners, namely the Bangalore and the Chennai projects, and have engaged with certain third parties with the intent to develop an additional project on the Kochi Island. EPI will also look for further development opportunities for large scale mixed-use projects in India, predominantly led by either residential, office or hotel developments.

As at the date of this prospectus, our residential project segment of operations includes a total of 11 projects in various stages of planning, development and construction, including eight residential projects and three mixed-use real property projects that are predominantly residential. Our projects are located in the Czech Republic, Poland, Romania and India.

On July 22, 2010, EPI entered into a new framework agreement with respect to the Bangalore project, due to changes in the market conditions and to new commercial understandings between EPI and the third party seller of the project, pertaining, inter alia, to the joint development of the project and its magnitude and financing, the commercial relationships and working methods between the parties and the distribution mechanism of the revenues from the project.

Under the new framework agreement, the scope of the new project will be decreased to approximately 165 acres instead of 440 acres and the third party seller undertook to complete the acquisitions of the additional land in order to obtain the rights over all 165 acres of the project. Neither EPI nor its wholly owned Indian subsidiary (the "SPV") will be required to pay any additional amounts in respect of the land acquisitions or with respect to the project. The project will be executed jointly by the third party seller and the SPV. The seller (or any of its affiliates) will also serve as the general contractor and marketing manager of the project. The seller is also committed to maximum construction costs, minimum sale prices and a detailed timeline and budget with respect to the development of the project.

We will receive distributions of approximately 70% of the profits from the project (including from any sale by the seller or any transaction with respect to the original land which does not form part of the 165 acres), until EPI achieves a return on its investment in the amount of INR 5,780 million (approximately $124.4 million) plus an Internal Return Rate ("IRR") of 20% per annum calculated from September 30, 2009. Following this date, EPI will not be entitled to receive any additional profits from the project and it will transfer the entire shareholdings in the SPV to the seller for no consideration. The seller also has a call option, subject to applicable law and regulations, to acquire the entire shareholdings of the SPV, at any time, in consideration for EPI’s investment plus an IRR of 20% per annum calculated on the relevant date.

The new framework agreement will enter into effect upon execution of certain ancillary agreements described therein. The original framework agreement may be reinstated upon the occurrence of certain events as specified in the new framework agreement.

Fashion Apparel

Our fashion businesses are operated through our wholly owned subsidiary Elbit Trade & Retail Ltd.

As at the date of this prospectus, our retail and fashion operations in Israel consist of the following international brands:

•	Mango-MNGTM

•	GAPTM

•	G-StarTM

Elbit Trade & Retail Ltd. also has a license to market the Banana RepublicTM brand in Israel.

Other Activities

Our other activities consist of (a) various venture capital investments and (b) investments in hospitals and farm and dairy plants in India.

Due to recent conditions of the global economy, we have currently decided to suspend our investment activities in hospitals and farm and dairy plants in India, until we are satisfied that the economy has recovered sufficiently to resume such activities.

FORWARD LOOKING STATEMENTS

We make statements in this prospectus that are considered "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may from time to time make forward-looking statements in our reports to the SEC on Form 20-F and Form 6-K, in offering circulars and prospectuses, in press releases and other written materials, and in statements made by our officers, directors or employees to analysts, institutional investors, representatives of the media and others. Forward-looking statements include statements regarding the intent, belief or current expectations of Elbit and its management about Elbit’s business, financial condition, results of operations, and its relationship with its employees and the condition of its properties. Words such as "believe," "expect," "intend," "estimate" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Actual results may differ materially from those projected, expressed or implied in the forward-looking statements as a result of various factors including, without limitation, the factors set forth below under the caption "Risk Factors," our annual reports on Form 20-F, our reports on Form 6-K and other reports filed with or furnished to the SEC. Any forward-looking statements contained in this prospectus speak only as of the date hereof, and we caution existing and prospective investors not to place undue reliance on such statements. Such forward-looking statements do not purport to be predictions of future events or circumstances, and therefore, there can be no assurance that any forward-looking statement contained herein will prove to be accurate. We undertake no obligation to update or revise any forward-looking statements.

RISK FACTORS

Before you invest in our securities, you should carefully consider the risks involved. In addition, we may include additional risk factors in a prospectus supplement to the extent there are additional risks related to the securities offered by that prospectus supplement. Accordingly, you should carefully consider the following factors, other information in this prospectus or in the documents incorporated by reference and any additional risk factors included in the relevant prospectus supplement.

Risks Relating to the Shopping and Entertainment Centers Business

Suitable locations are critical to the success of a shopping and entertainment center.

The choice of suitable locations for the development of shopping and entertainment center projects is an important factor in the success of the individual projects. Ideally, these sites should be located: (i) within, or near, the city center, with well-developed transportation infrastructure (road and rail) located in close proximity to facilitate customer access; and (ii) in areas with sufficient population to support the centers. If we are not able to find sites in the target cities which meet these criteria or which meet our price range, this may materially adversely affect our business and results of operation.

Zoning restriction and local opposition can delay or prevent construction of a center.

Sites which meet our criteria must be zoned for commercial activities of the type common in shopping and entertainment centers and other developments. Where the existing zoning is not suitable or has yet to be determined, we apply for the required zoning classifications. This procedure may be protracted, particularly in countries where the bureaucracy is cumbersome and inefficient, and we cannot be certain that the process of obtaining proper zoning will be completed in a timely manner to enable the centers to open ahead of the competition or at all.

Opposition by local residents to zoning and/or building permit applications may also cause considerable delays or even rejection of such applications. In addition, arbitrary changes to applicable zoning may jeopardize projects that have already commenced. Therefore, if we cannot receive zoning approvals or if the procedures for the receipt of such zoning approvals are delayed, our costs will increase and competition may strengthen, which will have an adverse effect on our business.

Building permits may contain conditions that we must satisfy in order to develop a shopping and entertainment center. Such conditions may require us to contribute to local infrastructure or alter a planned development to include additional landscaping or planted areas. If we are obligated to maintain certain areas of the project site as "green areas" this may reduce leasable areas, which in turn may reduce potential rental revenues while increasing development costs.

Certain zoning permits are granted for limited time periods and if the term is not extended the rights revert back to the local government or municipality. Furthermore, these rights may be subject to termination under certain circumstances by the government and any termination prior to the expiration of such rights could have a material adverse effect on our business, prospects and results of operations or financial condition.

We depend on contractors and subcontractors to construct our centers, which may lead to increased development and construction costs and the loss of our competitive advantage.

We rely on subcontractors for all of our construction and development activities. If we cannot enter into subcontracting arrangements on terms acceptable to us or at all, we will incur additional costs which will have an adverse effect on our business. The competition for the services of quality contractors and subcontractors may cause delays in construction, thus exposing us to a loss of our competitive advantage. Subcontracting arrangements may be on less favorable terms than would otherwise be available, which may result in increased development and construction costs. By relying on subcontractors, we become subject to a number of risks relating to these entities, such as quality of performance, varied work ethics, performance delays, construction defects, breach or non-performance of agreements and the financial stability of the subcontractors. A shortage of workers (or materials) would have a detrimental effect on us and our subcontractors and, as a result, on our ability to conclude construction phases on time and within budget. We generally require our subcontractors to provide bank guarantees in our favor to financially secure their performance. In the event the subcontractor fails to perform, the bank guarantees provide for a monetary payment to us. The guarantees do not, however, obligate the subcontractors to complete the project and may not adequately cover our costs of completing the project or our lost profits during the period while alternative means of completing the project are sought.

We may depend on business partners to jointly construct centers under certain joint venture/joint development projects, which may lead to increased development and construction costs and the loss of our competitive advantage. Some of our shopping and entertainment centers are co-owned and control of such investments are shared with third parties.

Certain projects are being developed together with a local joint venture partner, which, in certain cases, may be awarded the performance of constructions works, obtaining of permits, marketing and sales or any combination of the above. In such projects, we rely on our partner for its scope of work under the joint venture or joint development agreement. If our partner does not perform for any reason (either due to default, bankruptcy or other reasons), or if we cannot enter into such ancillary agreements with the partner on terms acceptable to us or at all, we will incur additional costs, or enter into a dead lock, which will have an adverse effect on our business. Such occurrences may cause delays in construction, thus exposing us to a loss of our competitive advantage. By relying on partners, we become subject to a number of risks relating to these entities, as applicable to the respective scope of work of such partner, such as quality of performance, varied work ethics, performance delays, construction defects, breach or non-performance of agreements and the financial stability of the partner.

Some of our projects are held through joint venture arrangements with third parties with whom we share ownership and control of such assets. As a result, these arrangements entail risks in addition to those associated with projects in which we own a controlling interest, including the possibility that: (i) our joint venture partner might, at any time, have economic or other business interests that are inconsistent with ours; (ii) our joint venture partner may be in a position to take action contrary to our instructions or requests, or contrary to our policies or objectives, or frustrate the execution of acts which we believe to be in the interests of any particular project; (iii) our joint venture partner may have different objectives than us, including with respect to the appropriate timing and pricing of any sale or refinancing of a development and whether to enter into agreements with potential contractors, tenants or purchasers; (iv) our joint venture partner might become bankrupt or insolvent; and (v) we may be required to provide financing to make up any shortfall due to our joint venture partner failing to provide such equity finance or to furnish collaterals to the financing third parties.

Disputes or disagreements with any of our joint venture partners could result in significant delays and increased costs associated with the development of our properties. Even when we have a controlling interest, certain major decisions (such as whether to sell, refinance or enter into a lease or contractor agreement and the terms on which to do so) may require approval from a joint venture partner or other third party. If we are unable to reach or maintain agreement with a joint venture partner or other third party on matters relating to the business operations, our financial condition and results of operations may be materially adversely affected.

Delays in the completion of construction projects could affect our success.

An important element in the success of the construction process of our shopping and entertainment center projects is the short construction time (in CEE, generally 8 to 18 months from the receipt of building permits, depending on the size of the project and location), and our ability to open centers ahead of our competitors, particularly in cities which do not have shopping and entertainment centers of the type constructed by us.

This makes us subject to a number of risks relating to these activities, including:

•	delays in obtaining zoning (or land classification, as the case may be for each jurisdiction) and other approvals;

•	the unavailability of materials and labor;

•	the abilities of subcontractors to complete work competently and on schedule;

•	the surface and subsurface condition of the land underlying the project;

•	environmental uncertainties;

•	extraordinary circumstances or "acts of god"; and

•	ordinary risks of construction that may hinder or delay the successful completion of a particular project.

In addition, under our development contracts with local municipalities or governmental authorities, we have deadlines for several of our projects (subject to limited exceptions). If construction of a project does not proceed in accordance with our schedule, we may in some instances be required to pay penalties to the vendor (usually local municipalities, but may also be a governmental authority that has allotted the land) based on the extent of the delay and in rare cases to forfeit rights in the land. The failure to complete a particular project on schedule or on budget may have a material adverse effect on our business, prospects and results of operations or financial condition.

We are dependent on attracting third parties to enter into lease agreements, and in particular on anchor tenants.

We are dependent on our ability to enter into new leases on favorable terms with third parties, including anchor tenants (such as the operators of supermarkets, department stores, cinemas, national retailers and large electrical appliances stores) in order to receive a profitable price for each shopping and entertainment center or other development. Anchor stores in shopping and entertainment centers play an important part in generating customer traffic and making a center a desirable location for other tenants. We may find it more difficult to engage tenants to enter into leases during periods when market rents are increasing, or when general consumer activity is decreasing, or if there is competition for tenants from competing centers. The recent global economic recession, pressures that affect consumer confidence, job growth, energy costs and income gains can affect retail sales growth, and a continuing soft economic cycle (as well as vacancies and available spaces at other shopping centers as a result of the recession) may impact our ability to find tenants for our shopping and entertainment centers. Failure to attract tenants, the termination of a tenant’s lease, or the bankruptcy or economic decline of a tenant may adversely affect the price obtainable for the shopping and entertainment center and adversely affect our financial condition and results of operations. The failure of tenants to abide by the terms of their agreements may cause delays or result in a temporary or long term decline in rental income, the effects of which we may not be able to offset due to difficulties in finding a suitable replacement anchor tenant. Furthermore, the tenants or operators of units comprising part of a development may be unable to obtain the necessary governmental permits or licenses which are necessary for the operation of their respective businesses (for example, the inability of the operator of the proposed casino to be constructed as part of a shopping and entertainment project to maintain a gaming license due to its failure to qualify or comply with the applicant legal requirements). Where such operations are delayed or not permitted due to lack of necessary permits, a negative impact on the attractiveness of the project and on revenues and cash flows may result.

We may lease developed shopping and entertainment centers or other developments at below expected rental rates or sell at a price which is below what was expected or at a delayed date.

Our current strategy is to dispose of a shopping and entertainment center upon completion. If rental leases decrease below our expectations or if circumstances arise beyond our control, such as market prices, market demand and negative trends, we may have to sell a shopping and entertainment center at a price below our projections. In addition, we could be in the position where there will be no demand at acceptable prices and we shall be required to hold, operate and maintain the shopping center until the financial environment will improve and allow its disposal. This will cause a considerable delay in the sale of the asset and will require us to devote (or acquire by way of outsourcing) the resources required for its operation and maintenance.

Competition is becoming more aggressive in certain countries in which we operate, which may adversely affect our results of operations.

The shopping and entertainment centers business in CEE and in India is becoming more competitive with a number of developers becoming active in our target areas, such as Globe Trade Centre SA, ECE Projekt Management GmbH and TriGranit Holding Limited in CEE. The shopping and entertainment centers concept we promote is gaining increasing popularity due to its potentially high yields. Developers compete not only for patrons, but also for desirable properties, financing, raw materials, qualified contractors, experienced system consultants, expert marketing agents and skilled labor. The public bidding process (the process through which we often acquire new properties) in CEE, and the prime locations in general, are subject to competition and some of our competitors have longer operating histories and greater resources than us, all of which may limit our ability to obtain such projects. There can be no assurance that we will be successful in winning projects that we bid for or which are awarded pursuant to fixed price tenders or that we will otherwise continue to be successful in competing in such countries for prime and selected locations.

If we find and acquire a location that is suitable for the development of a shopping and entertainment center, the suitability of that location may be adversely affected by external factors such as a competing shopping center opening in the same area, demographic trends and urban development and changes which may impact the character of the target or potential customers of the shopping center, and other factors that may impact the shopping center’s operations. In the event that the suitability of a location is adversely affected, the development of our shopping and entertainment center may be delayed or abandoned. In such circumstances, there is no guarantee that we will be able to use the site for an alternative development or be able to sell the site.

We may be required to make payments to tenants in occupations who enjoy enhanced occupational rights in order to vacate the premises which may result in budget overruns.

We may acquire development sites or existing shopping and entertainment centers that have existing tenants. In so doing, we may acquire lease liabilities and obligations in connection with such acquisitions. As a consequence, our earnings may be affected to the extent that we are obliged to give continued occupation to tenants with lease payments below market rates for the refurbished or redeveloped center. In addition, we may incur costs in obtaining vacant possession of a site where there are existing tenants who have protected occupation rights. We may be required to make additional ex gratia payments to such tenants in order to obtain vacant possession before the contractual expiration of such occupational tenants' lease terms. Such payments may result in budget overruns for the project. We may also be obliged to relocate existing tenants, which could delay the development of the site and add to the cost of development. Any of the above costs may also apply should we desire to improve the mixture of tenants, while replacing current lessees, as even if the new mixture is expected to generate more revenues in the long run (which also may not be realized), the above costs and implication will occur in an immediate manner.

There is no assurance that we will successfully implement our construct and dispose strategy on the shopping and entertainment business and in such event our results may be materially adversely affected.

Our strategy in the shopping and entertainment centers business is to dispose of centers upon completion or to retain and operate a shopping and entertainment center on completion, until economic conditions warrant a profitable sale, if that is likely to be more profitable to us than disposing of it. Our decision to sell properties is based on various factors, including market conditions, and we cannot predict when such sales will actually occur. There can be no assurance that we will be able to complete dispositions of commercially reasonable terms or at all. Accordingly, our results of operation can be materially adversely affected.

Risks Related to United States Real Property

Risks Related to the U.S. Investment Fund

Our operations and investment in shopping and entertainment centers in the United States have only recently commenced and may not succeed.

We have no operating history upon which investors can evaluate our anticipated performance in our investments in real property in the United States.  Further, our principals have a limited history in managing investments in the U.S. real estate market.  We cannot assure that our investments will be successful, that our investment objectives will be realized, that we will be able to find attractive investments or that any benefits or advantages to investors will be available or accomplished.

We intend for our U.S. investment platform to be highly leveraged and may as a result incur high financing risks.

We intend for our U.S. investment platform to borrow funds to increase its buying power and potential returns to investors.  Market conditions may decrease significantly the availability and increase the cost of real estate mortgage loans or other forms of finance. The amount of leverage used will decrease the investment return if we fail to earn as much on investments purchased with borrowed funds as it is charged for the use of those funds.  The use of leverage will also allow us to borrow in order to make additional investments, thereby increasing our exposure to assets, such that our total assets are greater than the aggregate amount of the commitments to our U.S. investment platform.  The use of leverage will, therefore, magnify the volatility of changes in the value of our U.S. investment platform's investments.

Our borrowings will be secured by the investment portfolio.  If we default on indebtedness secured by any or all of our property, the financing party may foreclose and we may lose our entire investment in such property. Under certain circumstances pursuant to the conditions of a loan, we may be required to liquidate all or a portion of our investments to pay off the loan.  Liquidation under those circumstances could have adverse consequences.  Funds borrowed for leveraging will be subject to interest costs that may or may not be recovered by the return on the investment portfolio.

Failure to qualify as a REIT could adversely affect a portfolio company’s operations and its ability to make distributions.

    We intend to operate certain of our portfolio companies in a manner designed to permit it to qualify as a real estate investment trust (a "REIT") for U.S. federal income tax purposes, commencing with the taxable year in which an election to be taxable as a REIT is made.  A portfolio company’s qualification as a REIT will depend on its satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code") for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within a portfolio company’s control.  The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through operating entities, as our portfolio companies may hold. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of that qualification.

     If one of our a portfolio companies were to fail to qualify as a REIT for any taxable year, it would be subject to U.S. federal income tax on a portfolio company’s taxable income at corporate rates.  In addition, a portfolio company would generally be disqualified from treatment as a REIT for the four taxable years following the year in which it loses its REIT status.  A loss of a portfolio company’s REIT status would mean a reduction in its net earnings available for investment or distribution to us because of the additional tax liability.  Additionally, distributions to EPN's investors would no longer be deductible in computing a portfolio company’s taxable income and it would no longer be required to make distributions.  To the extent that distributions had been made in anticipation of a portfolio company's qualifying as a REIT, a portfolio company may be required to borrow funds or liquidate some investments in order to pay the applicable corporate income tax. Furthermore, although a portfolio company intends to operate in a manner intended to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause a portfolio company’s board of directors to recommend that a portfolio company revoke its REIT election.

Statutory and regulatory requirements in the United States may limit or impose restrictions on our investment opportunities in the United States.

Local laws and regulations in the United States will require the consultation of U.S. legal experts, often at considerable expense. The governmental bodies and bureaucracy that exists in the United States (e.g., various authorizations and permits required for building and zoning, length of time for processing applications and filings, etc.) may impose regulatory and operational difficulties affecting the real estate projects in which we invest.

The shopping and entertainment centers business is subject to heavy regulation, including with respect to acquisition of real estate properties, building and zoning requirements and fire safety control. In addition, we will be subject to laws governing its relationships with employees, including minimum wage requirements, overtime, working conditions, and work permit requirements and possibly collective labor agreements. A determination that we or our portfolio companies are not in compliance with these regulations could result in the imposition of fines, an award of damages to private litigants and significant expenses in bringing our shopping and entertainment centers into compliance with the regulations. In addition, our ability to make headcount reductions may be hampered by labor laws and courts which traditionally favor employees in disputes with former employers.

Risks Related to our U.S. Real Estate Investment Portfolio

Our U.S. real estate investment portfolios consist mainly of community shopping centers throughout the major regions of the United States. As such, many of the risk factors mentioned elsewhere in this prospectus in connection with our shopping and entertainment centers business in Europe and elsewhere apply to our U.S. real estate investment portfolios as well. These include the risk factors included in the section entitled "Risk Factors – General Risks" and the risk factors entitled:

•	"We are dependent on attracting third parties to enter into lease agreements, and in particular on anchor tenants";

•	"Some of our shopping and entertainment centers are co-owned and control of such investments are shared with third parties";

•	"The failure to comply with government regulation may adversely affect our business and results of operations"; and

•	"The fair value of our real estate assets may be harmed by certain factors, which may entail impairment losses not previously recorded which, in turn, will affect our financial results."

Ongoing economic conditions are adversely affecting the general retail environment.

Our portfolio's concentration in the U.S. retail real estate market means that we are subject to the risks that affect the retail environment generally, including the levels of consumer spending, seasonality, the willingness of retailers to lease space in our shopping centers, tenant bankruptcies, changes in economic conditions, consumer confidence and terrorist activities. Our portfolio derives its cash flow from operations primarily from retail tenants, many of whom are currently under considerable economic stress. A significant deterioration in our portfolio's cash flow from operations could require us to curtail planned capital expenditures or seek alternative sources of financing.

In addition, there is the risk that the current adverse economic and credit conditions that are negatively impacting us will worsen or will take longer to improve than anticipated. In particular, a further decline or weaker recovery in property markets in the United States, further decline or slower recovery in global general economic conditions or adverse currency movements may have an adverse impact on our portfolio's net income, leverage, ability to reinstate distributions and net tangible assets.

Real estate investments are relatively illiquid.

Substantially all of our portfolio's total consolidated assets consist of investments in real properties.  Because real estate investments are relatively illiquid, our ability to quickly sell one or more properties in the portfolio in response to changing economic, financial and investment conditions is limited.  The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand for space, that are beyond our control.  We cannot predict whether we will be able to sell any property for the price or on the terms we set, or whether any price or other terms offered by a prospective purchaser would be acceptable to us.  We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. In addition, current economic and capital market conditions might make it more difficult for us to sell properties or might adversely affect the price we receive for properties that we do sell, as prospective buyers might experience increased costs of debt financing or other difficulties in obtaining debt financing.

Moreover, there are some limitations under federal income tax laws applicable to REITs that limit our ability to sell assets.  In addition, the number of prospective buyers interested in purchasing shopping centers may be limited.  Therefore, if we want to sell one or more of the properties in our portfolio, we may not be able to dispose of it in the desired time period and may receive less consideration than we originally invested in the property.

Before a property can be sold, we may be required to make expenditures to correct defects or to make improvements.  We cannot assure investors that we will have funds available to correct those defects or to make those improvements, and if we cannot do so, we might not be able to sell the property, or might be required to sell the property on unfavorable terms.  In acquiring a property, we might agree to provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as limitations on the amount of debt that can be placed or repaid on that property.  These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could adversely affect our financial condition and results of operations.

Our properties operate in a competitive environment, which may affect our income and asset values.

The companies in our portfolio operate in a competitive environment for assets, income, debt and capital. Our properties compete with other retail properties and other forms of retailing such as catalogs and e-commerce websites. Competition may come from regional malls, outlet centers, community/lifestyle centers, and other shopping centers, both existing as well as future development projects. The presence of competitive alternatives affects our ability to lease space and the level of rents we can obtain. Renovations and expansions at competing sites could also negatively affect our properties. The existence of such competition may affect our ability to maintain our income and asset values, as well as raise the necessary debt and capital to operate our capital management program.

Property management and leasing are provided by third party providers that may at times have other business interest that are inconsistent with ours.

Certain third parties that provide management and leasing services for our U.S. investment platform may provide similar services for other real estate properties or portfolios or may hold properties of their own in close vicinity to ours. In these capacities, such third parties may make decisions for other persons during the same period that are contrary to the interests of our portfolio of companies. Our third party service providers may use their knowledge of our portfolio in advising other persons that may be in competition with us to attract tenants or other clientele. There can be no assurance that these third party service providers will always act in a manner that is to our benefit.

Some of the potential losses of our portfolio investments may not be covered by insurance.

There are some types of losses, including lease and other contract claims that generally are not insured. If an uninsured loss or a loss in excess of insured limits occurs, the companies in our portfolio could lose all or a portion of the capital they invested in a property, as well as the anticipated future revenue from the property. If this happens, such company may still remain obligated for any mortgage debt or other financial obligations related to the property. Furthermore, any lack of financial strength and/or inability of its insurers to meet their indemnity obligations if called upon may adversely affect our portfolio companies.

Risks Relating to the Hotel Business

The hotel industry may be affected by economic conditions, oversupply, travel patterns, weather and other conditions beyond our control which may adversely affect our business and results of operations.

The hotel industry may be adversely affected by changes in national or local economic conditions and other local market conditions, especially in times of economic crisis. Our hotels, and particularly our hotels in Amsterdam and Bucharest, may be subject to the risk of oversupply of hotel rooms. Other general risks that may affect our hotel business are changes in travel patterns, extreme weather conditions, changes in governmental regulations which influence or determine wages, workers’ union activities, increases in land acquisition prices or construction costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other current operating expenses. Unforeseen events, such as terrorist attacks, volcanic eruptions, extreme weather conditions, outbreaks of epidemics and health concerns (such as SARS, avian flu, swine flu) and the economic recession had, and may continue to have, an adverse effect on local and international travel patterns and, as a result, on occupancy rates and prices in our hotels. Downturns or prolonged adverse conditions in the real estate or capital markets or in national or local economies and difficulties in securing financing for the development of hotels could have a material adverse effect on our business, results of operations, ability to develop new projects and the attainment of our strategic goals.

Competition in the hotels industry could have an adverse effect on our business and results of operations.

The hotel business is highly competitive. This is particularly the case in those areas where there is an oversupply of rooms, such as in Amsterdam and Bucharest. Competitive factors within the industry include: (i) convenience of location and accessibility to business centers; (ii) room rates; (iii) quality of accommodations; (iv) brand name recognition; (v) quality and nature of service and guest facilities provided; (vi) reputation; (vii) convenience and ease of reservation systems; and (viii) the supply and availability of alternative lodging.

We operate, and intend to develop or acquire, most of our hotels in geographic locations where other hotels are or may be located. We expect to compete for guests and development sites with national chains, large franchisees and independent operators. Many of these competitors have greater financial resources and better brand name recognition than we do, and may have more established relationships with prospective franchisers, representatives in the construction industry and other parties engaged in the lodging industry. The number of competitive lodging facilities in a particular area could have a material adverse effect on our hotel occupancy and rates and, therefore, revenues of our hotels. We believe that competition within the lodging market may increase in the foreseeable future especially for our hotels located in Eastern Europe. New or existing competitors may significantly reduce their rates or offer greater convenience, services or amenities or significantly expand or improve hotels in the markets in which we currently or may subsequently compete, thereby materially adversely affecting our business and results of operations.

Acquiring, developing and renovating hotels involve substantial risks, and we cannot be certain of the success of any future projects.

Part of our strategy is to develop new hotels and to acquire and redevelop old or under-performing hotels. Acquiring, developing and renovating hotels involves substantial risks, including: (i) costs exceeding budget or amounts agreed upon with contractors, because of various factors, such as delays in completion of construction; (ii) competition for acquisition of suitable development sites from competitors, who may have greater financial resources; (iii) the failure to obtain zoning and construction permits; (iv) unavailability of financing on favorable terms, if at all; (v) the failure of hotels to earn profits sufficient to service debt incurred in construction or renovation, or at all; (vi) the failure to comply with labor and workers’ union legal requirements; (vii) relationships with and quality and timely performance by contractors; and (viii) compliance with changes in governmental rules, regulations, planning and interpretations.

We cannot be certain that present or future development or renovation will be successful. If we are not successful in future projects, it will have a material adverse effect on our business. For successful growth, we must be able to develop or acquire hotels on attractive terms and integrate such hotels into our existing operations. For acquired hotels, we must consolidate management, operations, systems, personnel and procedures, which may not be immediately possible due to collective labor agreements or other legal or operational obstacles. Any substantial delays or unexpected costs in this integration process could materially affect our business, financial condition or results of operations. We cannot be certain that newly acquired (or constructed or refurbished) hotels will perform as we expect or that we will be able to realize projected cost savings for acquired hotels.

We depend on partners in our joint ventures and collaborative arrangements.

The majority of operational hotels in which we own interests are held by us in partnership with other entities, including in particular, Park Plaza Hotels Limited ("Park Plaza"), a public company whose shares are listed for trade on the Alternative Investment Market of the London Stock Exchange ("AIM"). Park Plaza is engaged in ownership, co-ownership, lease, franchising and management of full service four star deluxe hotels and trendy boutique hotels in major gateway cities and regional centers in Europe, the Middle East and North Africa. (For additional information regarding our partnership with Park Plaza, see "Business Overview - Hotels" above). We may in the future enter into joint ventures or other collaborative arrangements with Park Plaza or with other third parties. Our investments in these joint ventures, including in particular our numerous partnerships with Park Plaza, may, under certain circumstances, be subject to (i) the risk that one of our partners may become bankrupt or insolvent, which may cause us to be unable to fulfill our financial obligations, may trigger a default under our bank financing agreements or, in the event of a liquidation, may prevent us from managing or administering our business or entail a compulsory sale of the hotel at less favorable terms; (ii) the risk that one of our partners may have economic or other interests or goals that are inconsistent with our interests and goals, and that such partner may be in a position to veto actions which may be in our best interests; and (iii) the possibility that disputes may arise regarding the continued operational requirements of our hotels that are jointly owned, all of which may materially adversely affect our financial condition and results of operations.

We rely on management agreements with Park Plaza which may not provide the intended benefits, and may be terminated. Significant decline in the reputation of Park Plaza or in the performance of our hotels could adversely affect our results of operation.

Three of the hotels in which we have an interest are either directly or indirectly operated under long-term management agreements with Park Plaza. Park Plaza is the franchisee for certain territories under territorial license and franchise agreements with Carlson, a leading travel and hospitality company which entitles Park Plaza to use the "Park Plaza" trademark. Any significant decline in the reputation of Park Plaza or in its ability to ensure the performance of our hotels at anticipated levels could adversely affect our results of operations. If for any reason Park Plaza loses its principal franchise, we will automatically lose our ability to use the Park Plaza trademark and other benefits, and suffer in the areas of brand name recognition, marketing, and centralized reservations systems provided by Park Plaza, which, in turn, could materially affect our operations. If our agreement with Park Plaza is terminated, we cannot be certain that we would be able to obtain alternative management services of the same standard on similar or better terms.

The long-term management arrangements entail additional risks, including the possibility that: (i) Park Plaza might, at any time, have economic or other business interests that are inconsistent with ours or with the management of the specific hotels; (ii) Park Plaza may be in breach of the agreements or in a position to take action contrary to the agreements, or frustrate the execution of acts which we believe to be in the interests of any particular hotel; and (iii) Park Plaza might become bankrupt or insolvent.

Disputes or disagreements with Park Plaza could result in interruption to the business operations of the hotels in question, and impact the financial condition and results of operations of our hotels division which may be materially adversely affected.

We rely on management agreements with the Rezidor Hotel Group which may not provide the intended benefits, and may be terminated. Significant decline in the reputation of the Rezidor Hotel Group or in the performance of our hotels could adversely affect our results of operation.

Our hotels in Belgium and our Radisson hotel complex are either directly or indirectly operated under long-term management agreements with the Rezidor Hotel Group. Any significant decline in the reputation of the Rezidor Hotel Group or in its ability to ensure the performance of our hotels at anticipated levels could adversely affect our results of operations. If our agreement with the Rezidor Hotel Group is terminated, we cannot be certain that we would be able to obtain alternative management services of the same standard on similar or better terms.

The long-term management arrangements entail additional risks, including the possibility that: (i) the Rezidor Hotel Group might, at any time, have economic or other business interests that are inconsistent with ours or with the management of the specific hotels; (ii) the Rezidor Hotel Group may be in breach of the agreements or in a position to take action contrary to the agreements, or frustrate the execution of acts which we believe to be in the interests of any particular hotel; and (iii) the Rezidor Hotel Group might become bankrupt or insolvent.

Disputes or disagreements with the Rezidor Hotel Group could result in interruption to the business operations of the hotels in question, and impact the financial condition and results of operations of our hotels division which may be materially adversely affected.

Our agreements with Park Plaza and the Rezidor Hotel Group impose obligations on us that may force us to incur significant costs.

Our agreements with Park Plaza and the Rezidor Hotel Group, the management companies of the majority of our operating hotels, contain specific standards for, and restrictions and limitations on, hotel operation and maintenance. These standards, restrictions and limitations may conflict with our priorities, and impose capital demands upon us. In addition, Park Plaza and the Rezidor Hotel Group may alter their standards or hinder our ability to improve or modify our hotels. We may be forced to incur significant costs or make capital improvements in order to comply with the requirements of Park Plaza or the Rezidor Hotel Group and, if our relationship with either of these parties is terminated, to change the franchise affiliation of our affected hotels.

The value of our investment in our hotel properties is subject to various risks related to ownership and operation of real property.

Our investment in hotel properties is subject to varying degrees of risk related to the ownership and operation of real property. The intrinsic value of our hotels and income from the hotels may be materially adversely affected by:

•	changes in global and national economic conditions, including global or national recession, such as those triggered by the recent economic crisis;

•	a general or local slowdown in the real property market which may make it difficult to sell a property, such as the recent global slowdown;

•	political events that may have a material adverse effect on the hotel industry;

•	competition from other lodging facilities, and oversupply of hotel rooms in a specific location;

•	material changes in operating expenses, including as a result of changes in real property tax systems or rates or labor laws;

•	changes in the availability, cost and terms of financing;

•	the effect of present or future environmental laws;

•	our ongoing need for capital improvements and refurbishments; and

•	material changes in governmental rules and policies.

Risks Relating to Residential Projects

The residential development industry continues to be cyclical and affected by changes in general economic, real estate or other business conditions that could adversely affect our business or financial results.

The residential development industry has been cyclical historically and continues to be significantly affected by changes in industry conditions, as well as in general and local economic conditions, such as:

•	employment levels;

•	availability of financing for homebuyers;

•	interest rates;

•	consumer confidence;

•	levels of new and existing homes for sale;

•	demographic trends;

•	urban development and changes;

•	housing demand;

•	local laws and regulations; and

•	acts of terror, floods or earthquakes.

These may occur on a global scale, like the recent housing downturn, or may affect some of the regions or markets in which we operate more than others. When adverse conditions affect any of our larger markets, they could have a proportionately greater impact on us than on some other residential development companies. Our operations where we have significant inventory will more adversely affect our financial results than our other markets. An oversupply of alternatives to new homes, including foreclosed homes, homes held for sale by investors and speculators, other existing homes and rental properties, can also reduce our ability to sell new homes and depress new home prices and reduce our margins on the sales of new homes.

As a result of the foregoing matters, potential customers may be less able or willing to buy our homes, or we may need longer periods of time or incur more costs to build them. Because of current market conditions, we may not be able to recapture any increased costs by raising prices and our ability to do so may also be limited by market conditions or because we fix our prices in advance of delivery by signing home sales contracts. We may be unable to change the mix of our home offerings or the affordability of our homes to maintain our margins or satisfactorily address changing market conditions in other ways. In addition, cancellations of home sales contracts in backlog may increase as homebuyers cancel or do not honor their contracts.

If prospective home buyers are not able to obtain suitable financing, our results of operations may decline.

Our results of operations depend on the ability of prospective home buyers to obtain mortgages for the purchase of our homes. The uncertainties created by world-wide events in the mortgage markets and their impact on the overall mortgage market, including the tightening of credit standards, could adversely affect the ability of our prospective customers to obtain financing for a home purchase, thus preventing prospective home buyers from purchasing our homes. Moreover, increases in the cost of home mortgage financing could prevent prospective home buyers from purchasing our homes. In addition, where prospective customers may need to sell their existing homes in order to purchase a new home from us, increases in mortgage costs and/or lack of availability of mortgages could prevent the buyers of our prospective customers' existing homes from obtaining the mortgages they need to complete the purchase, which would result in our prospective customers’ inability to buy a home from us. Similar risks apply to those buyers who are in our backlog of homes to be delivered. If our home buyers, potential buyers or buyers of our home buyers’ current homes cannot obtain suitable financing, our sales and results of operations would be adversely affected.

We may have excess land inventory if we are not successful in completing residential projects and selling homes profitably.

Inventory risks are substantial for our residential development business. The risks inherent in controlling or purchasing and developing land increase as consumer demand for housing decreases. Thus, we may have provided conditional undertakings to purchase land or bought and developed land at a cost we will not be able to recover fully or on which we cannot build and sell homes profitably. Our deposits for building lots controlled under option or similar contracts may be put at risk. The value of undeveloped land, building lots and housing inventories can also fluctuate significantly as a result of changing market conditions. In addition, inventory carrying costs can be significant and can result in reduced margins or losses in a poorly performing project or market. In the present weak market conditions, we may have to sell homes and land for lower margins or at a loss and we may record significant inventory impairment charges.

Our goals for years of supply for ownership and control of land and building lots are based on management’s expectations for future volume growth. In light of the weaker market conditions currently prevailing, we might have to significantly slow our purchases of land and lots and make substantial land and lot sales as part of our strategy to reduce our inventory to better match our reduced rate of production. Because future market conditions are uncertain, we cannot provide assurance that these measures would be successful in managing our future inventory risks.

We may not be able to achieve ample supply levels in order to meet schedules for housing projects.

The residential development industry has from time to time experienced significant difficulties that can affect the cost or timing of construction, including:

•	difficulty in acquiring land suitable for residential building at affordable prices in locations where our potential customers want to live;

•	shortages of qualified trades people;

•	reliance on local subcontractors, who may be inadequately capitalized;

•	shortages of materials; and

•	volatile increases in the cost of labor and materials, particularly increases in the price of lumber, drywall and cement, which are significant components of home construction costs.

The failure to complete a particular project on schedule or on budget may have a material adverse effect on our business, prospects and results of operations or financial condition.

Risks Relating to the Shopping and Entertainment Centers Business, to the Hotel Business and to the Residential Projects Business

We may be held liable for design or construction defects of third-party contractors.

We rely on the quality and timely performance of construction activities by third-party contractors. Claims may be asserted against us by local government and zoning authorities or by third parties for personal injury and design or construction defects. These claims may not be covered by the professional liability insurance of the contractors or of the architects and consultants. These claims may give rise to significant liabilities.

Shortages in raw materials and employees may have a material adverse effect on our results of operations.

The building industry may from time to time experience fluctuating prices and shortages in the supply of raw materials as well as shortages of labor and other materials. The inability to obtain sufficient amounts of raw materials and to retain efficient employees on terms acceptable to us may delay construction and increase the budget of our projects and, as a result, have a material adverse effect on the results of our operations.

Mixed-use projects combine versatile factors affecting individual components, failure of any of which may affect other components and may be detrimental to the mixed-use project.

Our shopping and entertainment centers business and the residential projects, include the construction of mixed-use projects. Materialization of a risk specific to an individual component may affect other components of such mixed-use project and thereby the project as a whole.

Environmental discoveries may have a significant impact on the budget, schedule, viability and marketability of our assets.

We may encounter unforeseen construction delays or compliance defaults due to factors beyond our control such as delays or defaults caused by previously unknown soil contamination or the discovery of archeological findings which may have a significant impact on development budget and schedules and which may, in turn, have a detrimental effect on the viability or marketability of the development or cause legal liability in connection with a portfolio asset. We may be liable for the costs of removal, investigation or remedy of hazardous or toxic substances located on or in a site owned or leased by us, regardless of whether we were responsible for the presence of such hazardous or toxic substances. The costs of any required removal, investigation or remedy of such substances may be substantial and/or may result in significant budget overruns and critical delays in construction schedules. The presence of such substances, or the failure to remedy such substances properly, may also adversely affect our ability to sell or lease such property or to obtain financing using the real estate as security. Additionally, any future sale of such property will be generally subject to indemnities to be provided by us to the purchaser against such environmental liabilities. Accordingly, we may continue to face potential environmental liabilities with respect to a particular property even after such property has been sold. Laws and regulations may also impose liability for the release of certain materials into the air or water from a property, and such release can form the basis for liability to third persons for personal injury or other damages. Other laws and regulations can limit the development of, and impose liability for, the disturbance of wetlands or the habitats of threatened or endangered species. Any environmental issue may significantly increase the cost of a development and/or cause delays, which could have a material adverse effect on the profitability of that development and our results of operations and cash flows.

There is an increasing awareness of environmental issues in CEE and India. This may be of critical importance in areas where soil pollution may be prevalent. If a property that we acquire turns out to be polluted, such a finding will adversely affect our ability to construct, develop and operate a shopping and entertainment center, a hotel or a residential project on such property, and may cause us to suffer expenses incurred in cleaning up the polluted site which may be significant.

Risks Relating to the Image Guided Treatment Business

InSightec Ltd., our subsidiary, is currently dependent on sales of the ExAblate for the treatment of uterine fibroids and the sale of research systems for its clinical research. Inability to sell the ExAblate at appropriate prices will results in an adverse effect on our results of operations.

InSightec received FDA approval in October 2004 to market the ExAblate in the United States only for the treatment of uterine fibroids. InSightec expects sales of the ExAblate to come from this application and from sales of research systems for the foreseeable future, depending upon the timing of regulatory approval of additional applications for the ExAblate. As a result, factors adversely affecting InSightec’s ability to sell, or pricing of or demand for, InSightec’s product would have a material adverse effect on InSightec's financial condition and results of operations, which would, in turn, adversely affect our results of operations.

If the ExAblate does not achieve broad market acceptance for the treatment of uterine fibroids, InSightec will not be able to generate sufficient sales to support its business.

InSightec must achieve broad market acceptance of the ExAblate for the treatment of uterine fibroids among physicians, patients and third-party payors in order to generate sufficient sales to support its business. Physicians will not recommend the use of the ExAblate unless InSightec can demonstrate that it produces results comparable or superior to existing treatments for uterine fibroids. If long-term patient studies do not support InSightec’s existing clinical results, or if they indicate that the use of the ExAblate has negative side effects on patients, physicians may not adopt or not continue to use the ExAblate. Even if InSightec demonstrates the effectiveness of the ExAblate, physicians may still not use the system for a number of other reasons. Physicians may continue to recommend traditional uterine fibroid treatment options simply because those methods are already widely accepted and are based on established technologies. Patients may also be reluctant to undergo new, less established treatments for uterine fibroids. If, due to any of these factors, the ExAblate does not receive broad market acceptance among physicians or patients, InSightec will not generate significant sales.  In this event, InSightec’s business, financial condition and results of operations would be seriously harmed, and InSightec’s ability to develop additional treatment applications for the ExAblate would be adversely affected.

If physicians, hospitals and other healthcare providers are unable to obtain coverage and sufficient reimbursement from third-party healthcare payors for treatment procedures using the ExAblate, InSightec may be unable to generate sufficient sales to support its business.

Demand for the ExAblate, for commercial use, is likely to depend substantially on the extent to which sufficient reimbursement for treatment procedures using InSightec’s system will be available from third-party payors, such as private health insurance plans and health maintenance organizations and, to a lesser degree, government payor programs, such as Medicare and Medicaid.  Reimbursement practices vary significantly from country to country and within some countries, by region. InSightec believes that third-party payors will not provide reimbursement on a national basis for treatments using the ExAblate, unless InSightec can generate a sufficient amount of data through long-term patient studies to demonstrate that such treatments produce favorable results in a cost-effective manner relative to other treatments. Furthermore, InSightec could be adversely affected by changes in reimbursement policies of private healthcare or governmental payors to the extent any such changes affect reimbursement for treatment procedures using the ExAblate. If physicians, hospitals and other healthcare providers are unable to obtain sufficient coverage and reimbursement from third-party payors for treatment procedures using the ExAblate, InSightec may be unable to generate sufficient sales to support its business.

InSightec’s future growth substantially depends on its ability to develop and obtain regulatory clearance for additional treatment applications for the ExAblate.

InSightec has received regulatory approvals to market the ExAblate in the United States, Israel, Canada, Russia, Brazil, Mexico, Korea, Taiwan, Australia, New Zealand, Singapore, Japan and the European Union Economic Area ("EEA"), which is comprised of the member nations of the European Union and certain additional European nations, solely for the treatment of uterine fibroids. In addition, in May 2007 InSightec received CE-marking (approval to market in the EEA) and in January 2008 it received Israeli approval for pain palliation of bone metastases. However, clinical experience for the bone metastases application is still in early stages and therefore commercial acceptance is expected to take some time. InSightec’s objective is to expand the use of the ExAblate by developing and introducing new treatment applications. InSightec is currently in various stages of product development and clinical studies for a number of new treatment applications for the ExAblate. It will be required to obtain FDA approval in the United States and other regulatory approvals outside of the United States before marketing the ExAblate for these additional treatment applications. InSightec cannot guarantee that InSightec’s product development activities for these other applications will be successful and in such event, InSightec’s future growth will be harmed. In particular, InSightec’s future curative oncology treatment applications are subject to significant risks since these applications must be able to demonstrate complete ablation of malignant tumors, or meet or exceed the current medical standard related to the oncology application in question. If InSightec is unable to demonstrate this degree of efficacy, its future curative oncology treatment applications may not prove to be successful.  In addition, assuming product development is successful, the regulatory processes can be lengthy, lasting many years in some cases, and expensive. We cannot assure that FDA approval or other regulatory approvals will be granted.

In order to obtain FDA clearance and other regulatory approvals, and to obtain reimbursement coverage for use of the ExAblate treatment for additional applications, InSightec is required to conduct extensive clinical studies which may take several years to demonstrate the therapeutic benefits and cost-effectiveness of these new treatment applications and products. Clinical trials are expensive and may take several years to complete. If future clinical trials indicate that the ExAblate is not as beneficial or cost-effective as existing treatment methods, or that such products cause unexpected complications or other unforeseen adverse events, InSightec may not obtain regulatory clearance to market and sell the ExAblate for these additional treatment applications or obtain reimbursement coverage, and InSightec’s long-term growth would be seriously harmed.

If the ExAblate is subject to a product recall, InSightec will not be able to generate sufficient sales to support its business.

If the ExAblate does not comply with regulatory standards or if it is subject to reports of damaging effects to patients, it may be subject to a mandatory recall by the relevant authorities and sales may be stopped until it can clear regulatory approvals once again. A recall may harm the reputation of InSightec and its products and its ability to generate additional sales of the ExAblate may be adversely affected.

InSightec is dependent on General Electric.

The ExAblate is compatible only with certain Magnetic Resonance Imaging (MRI) systems of GE Healthcare, a division of the General Electric Company ("GE"), which may limit InSightec’s potential market. A significant portion of the MRI systems in use in the United States and elsewhere are not GE MRI systems. InSightec has no current plans to develop a system that would be compatible with MRI systems manufactured by companies other than GE and is, therefore, limited in its target market to potential customers who already own or otherwise have access to a compatible GE MRI system, or are willing to purchase such a system in order to use the ExAblate.  In addition, in the event that GE is unable to effectively market its MRI systems, InSightec’s ability to generate additional sales of the ExAblate may be adversely affected.

InSightec depends on its collaboration with GE to ensure the compatibility of the ExAblate with new models of GE MRI systems and upgrades to existing GE MRI systems. GE regularly develops new models of its MRI systems, as well as new capabilities for its existing MRI systems, which could affect their compatibility with the ExAblate. If InSightec is unable to receive information regarding new models of the GE MRI systems or upgrades to existing GE MRI systems, and coordinate corresponding upgrades to the ExAblate to ensure continued compatibility with new and existing GE MRI systems, its ability to generate sales of its system will be adversely affected. In addition, If InSightec is unable to coordinate new applications or upgrades with GE’s research and development team, it may be unable to develop such applications or upgrades in a timely manner and its future revenue growth may be seriously harmed.

In addition, GE is not prohibited from marketing or manufacturing other focused ultrasound-based products that may compete with the ExAblate. In the event that GE chooses to distribute or manufacture medical devices that may compete with the ExAblate or other products based on the magnetic resonance guided focused ultrasound surgery ("MRgFUS") technology, InSightec’s sales may be adversely affected.

If InSightec is unable to protect its intellectual property rights, its competitive position could be harmed. Third-party claims of infringement could require InSightec to redesign its products, seek licenses, or engage in future costly intellectual property litigation, which could impact InSightec’s future business and financial performance.

InSightec’s success and ability to compete depends in large part upon its ability to protect its proprietary technology. InSightec relies on a combination of patent, copyright, trademark and trade secret laws, and on confidentiality and invention assignment agreements, in order to protect its intellectual property rights. A few of InSightec’s patents were transferred to InSightec from GE at the time of its formation, and GE retains a non-exclusive license to make, use and sell products covered under these patents in the imaging field only without InSightec’s permission. Prior to the transfer, GE had entered into cross-license agreements with respect to these patents with a number of companies, including some that may be potential competitors of InSightec. As a result of these cross license agreements, InSightec may not be able to enforce these patents against one or more of these companies.

The process of seeking patent protection can be long and expensive, and there can be no assurance that InSightec’s existing or future patent applications will result in patents being issued, or that InSightec’s existing patents, or any patents, which may be issued as a result of existing or future applications, will provide meaningful protection or commercial advantage to InSightec.

Claims by competitors and other third parties that InSightec products allegedly infringe the patent rights of others could have a material adverse effect on InSightec’s business.  Any future litigation, regardless of outcome, could result in substantial expense and significant diversion of the efforts of InSightec’s technical and management personnel. An adverse determination in any such proceeding could subject InSightec to significant liabilities or require InSightec to seek licenses from third parties or pay royalties that may be substantial.

Risks Relating to the Fashion Apparel Business

Each of our fashion retail brands is dependent on one single franchise and supplier which could cause delays or disruptions in the delivery of products, which may harm our business and results of operations.

Elbit Trade & Retail Ltd. ("Elbit Trade") and G.B. Brands, Limited Partnership, our wholly owned subsidiaries, depend on franchises and supply of products from individual suppliers for each of its brands.  If such franchisors end their relationship with Elbit Trade or enter into liquidation, Elbit Trade’s business in Israel with respect to the products supplied by such supplier will be terminated. In addition, Elbit Trade relies on the supply of its products from such supplier and may face a shortage of inventory if there is a worldwide excess demand for a specific brand’s products. If either of these events occurs, our results of operations may be adversely affected.

A rise in wage levels in Israel could adversely affect Elbit Trade’s financial results.

Elbit Trade relies mainly on minimum wage employees. From time to time, the Israeli government increases the statutory minimum wage and minimum pension employer participation. If wage levels generally, and particularly the minimum wage in Israel, increase, Elbit Trade’s results of operations could be harmed.

The apparel industry is subject to changes in fashion preferences. If the manufacturers of products marketed by Elbit Trade misjudges fashion trends, or if Elbit Trade fails to choose from its suppliers’ inventory design products that appeal to our customers, our sales could decline and our results of operations could be adversely affected.

Neither our suppliers, nor Elbit Trade may be successful in anticipating and responding to fashion trends in the future. Customer tastes and fashion trends change rapidly. Our success depends in part on the ability of our international suppliers to effectively anticipate and respond to changing fashion tastes and consumer demands and to translate market trends into appropriate, saleable product offerings far in advance. If they are unable to successfully anticipate, identify or react to changing styles or trends and misjudge the market or any new product lines, or if we fail to choose from design products from our suppliers inventory that appeal to our customers’ changing fashion preferences, Elbit Trade’s sales will decline and we may be faced with a significant amount of unsold inventory. As a result, we may be forced to increase our marketing promotions or price markdowns, which could have an adverse effect on our business. Our brand names may also suffer if customers believe merchandise misjudgments indicate that Mango, G-Star, GAP or Banana Republic no longer offer the latest fashions.

A change in customs rates and custom and harbor strikes could adversely affect Elbit Trade’s financial results.

Elbit Trade is subject to Israeli customs since all of its products are imported. An increase in customs rates on Elbit Trade’s products could adversely affect Elbit Trade’s ability to compete against local manufacturers or with products from countries which enjoy more favorable customs rates in Israel. On the other hand, a reduction in customs rates may encourage entrance penetration of new competitors to the market. In addition, since most of Elbit Trade’s products are imported, custom and harbor strikes and delays could adversely affect Elbit Trade’s ability to meet customer demands in a timely manner and adversely affect Elbit Trade’s financial results.

Elbit Trade may be unable to compete favorably in the highly competitive fashion retail industry, and Elbit Trade’s competitors may have greater financial, geographic and other resources.

The sale of fashion retail is highly competitive. Elbit Trade competes directly with a number of Israeli and international brands some of which have longer operating histories and enjoy greater financial and marketing resources than Elbit Trade. For example, as a result of their greater financial and marketing resources, Elbit Trade’s competitors may have the ability to obtain better geographic locations for their stores in shopping and entertainment centers, with better traffic flow and access to customers, which would have a positive impact on their sales.

Increased competition could result in pricing pressure, increased marketing expenditures or loss of market share to competitors and adversely affect Elbit Trade’s revenues and profitability. There can be no assurance that Elbit Trade will be able to compete successfully against existing or new competitors.

Elbit Trade relies on its ability to maintain its existing spread of stores and to expand to new favorable locations.

Elbit Trade's ability to open new stores depends on the availability of real estate that meets its strategic and marketing targets. Elbit Trade must also be able to effectively renew its existing store leases in order to maintain its existing footprint in the Israeli market. Failure to secure adequate new locations or to successfully renew existing leases could affect Elbit Trade’s profitability, operational results and its financial condition.

Elbit Trade is subject to certain contractual obligations with its fashion suppliers.

Elbit Trade is contractually obligated to purchase certain minimum quantities of stock from its suppliers and to maintain a certain spread of stores in which to sell the brands of its suppliers. A breach of these contractual obligations, or expenditures in complying with these obligations could affect Elbit Trade’s profitability, operational results and its financial condition.

Elbit Trade has no control over fluctuations in the cost of the raw materials it uses and a rise in costs could harm Elbit Trade profitability.

Elbit Trade buys its inventory from international suppliers, which are responsible for the design and manufacturing of all of Elbit Trade’s products. The prices of the inventory that Elbit Trade purchases from such suppliers are dependent on their manufacturing costs. Manufacturing costs are substantially dependent on the prices of raw materials and level of wages in the countries where the products are manufactured. Therefore, an increase in the manufacturing costs will cause an increase in Elbit Trade’s cost of goods sold and Elbit Trade may not be able to pass on the increased costs to its customers. Such increased costs would likely adversely affect Elbit Trade’s profitability, operational results and its financial condition.

A devaluation of the NIS against foreign currencies could harm Elbit Trade’s profitability.

Elbit Trade buys its entire inventory for each of the brands it markets and sells from international suppliers. The price of this inventory is denominated in foreign currencies (mainly U.S. dollars and Euro). Therefore, a devaluation of the NIS against such foreign currencies will cause an increase in Elbit Trade’s cost of goods sold expressed in NIS, and Elbit Trade may not be able to pass the increased costs to its customers. This would likely adversely affect Elbit Trade’s profitability, operational results and its financial conditions.

Risks Relating to Our Other Activities

Our venture capital investments are speculative in nature and we may never realize any revenues or profits from these investments.

We cannot be certain that our venture capital investments will result in revenues or profits. Economic, governmental, regulatory and industry factors outside our control affect our venture capital investments. If any one of our venture capital investee companies will not successfully implement its business plan we will not be able to realize any profits from it. Our ability to realize profits from these investments will be dependent upon the management of these companies, the success of its research and development activities, the timing of the marketing of its products and numerous other factors beyond our control.

Risks Relating to Israel

Security and economic conditions in Israel may affect our operations.

We are incorporated under Israeli law and our principal offices are located in Israel. In addition, our operations in our other lines of business, such as Elbit Trade and venture capital investments operate in Israel. Political, economic and security conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, various armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Since October 2000, there has been a high level of violence between Israel and the Palestinians. In addition, acts of terrorism, armed conflicts or political instability in the region could negatively affect local business conditions and harm our results of operations. We cannot predict the effect on the region of any diplomatic initiatives or political developments involving Israel or the Palestinians or other countries in the Middle East. Recent political events in various countries in the Middle East have shaken the stability of those countries. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons.  Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza and Hezbollah in Lebanon. This situation may potentially escalate in the future to violent events which may affect Israel and us.

Furthermore, some neighboring countries, as well as certain companies and organizations, continue to participate in a boycott of Israeli firms and others doing business with Israel or with Israeli companies. Restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of our business. In addition, we could be adversely affected by the interruption or curtailment of trade between Israel and its trading partners, a significant increase in the rate of inflation, or a significant downturn in the economic or financial condition of Israel.

Many of our directors, officers and employees are obligated to perform military reserve duty in Israel. We cannot assess the potential impact of these obligations on our business.

Our directors, officers and employees who are male adult citizens and permanent residents of Israel under the age of 45 are, unless exempt, obligated to perform annual military reserve duty and are subject to being called to active duty at any time under emergency circumstances. The deteriorating security situation in the Middle East has caused, and will continue to cause, a sharp increase in the army reserve obligations of our directors, officers and employees who are subject to such reserve duty obligations. We cannot assess the full impact of these requirements on our workforce or business if conditions should change, and we cannot predict the effect of any increase or reduction of these requirements on us.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

Service of process upon our directors and officers, all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since the majority of our assets and all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States. Additionally, it may be difficult to enforce civil liabilities under U.S. federal securities law in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process.  Certain matters of procedure will also be governed by Israeli law.  There is little binding case law in Israel addressing these matters.

However, subject to time limitations, Israeli courts may enforce a U.S. judgment in a civil matter, if:

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard;

•	the judgment and its enforcement are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgment was rendered by a court of competent jurisdiction, in compliance with due process and the rules of private international law prevailing in Israel;

•	the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties;

•	no action between the same parties in the same matter is pending in any Israeli court at the time the lawsuit is instituted in a U.S. court; and

•	the U.S. courts are not prohibited from enforcing judgments of the Israeli courts.

For further information, see "Enforcement of Civil Liabilities."

Provisions of Israeli law may delay, prevent or make more difficult a merger or other business combination, which may depress out share price.

Provisions of Israeli corporate law may have the effect of delaying, preventing or making more difficult a merger with, or acquisition of, us.  The Israeli Companies Law, 5759-1999 (the "Companies Law") generally provides that a merger be approved by the board of directors and a majority of the shares present and voting on the proposed merger.  For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares not held by the other party to the merger (or by any person who holds 25% or more of the shares or the right to appoint 25% or more of the directors of the other party or its general manager) have voted against the merger.  Upon the request of any creditor of a party to the proposed merger, a court may delay or prevent the merger if it concludes that there is a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the surviving company.  Finally, a merger may not be completed unless at least (i) 50 days have passed since the filing of a merger proposal signed by both parties with the Israeli Registrar of Companies and (ii) 30 days have passed since the merger was approved by the shareholders of each merging company.

The Companies Law also provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company, unless there is already another 25% or greater shareholder of the company. Similarly, an acquisition of shares must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company, unless there is already a 45% or greater shareholder of the company. In any event, if as a result of an acquisition of shares the acquirer will hold more than 90% of a company’s shares, the acquisition must be made by means of a tender offer for all of the shares.

Finally, Israel tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his ordinary shares for shares in another corporation, to taxation prior to the sale of the shares received in such stock-for-stock swap.

The described restrictions could prevent or make more difficult an acquisition of us, which could depress our share price.

Risks Relating to Eastern Europe

We are subject to various risks related to our operations in Eastern Europe, including economic and political instability, political and criminal corruption and the lack of experience and unpredictability of the civil justice system.

Many of the Eastern European countries in which we operate are countries which were allied with the former Soviet Union under a communist economic system, and they are still subject to various risks. Certain Eastern European countries, in particular those countries that are not expected to join the European Union in the near future, are still economically and politically unstable and suffer from political and criminal corruption, lack of commercial experience, unpredictability of the civil justice system, land expropriation, changes in taxation legislation or regulation, changes to business practices or customs, changes to laws and regulations relating to currency repatriation and limitations on the level of foreign investment or development. Certain Eastern European countries also continue to suffer from high unemployment, low wages and low literacy rates. These risks could be harmful to us and are very difficult to quantify or predict. Although many governments of Eastern European countries have liberalized policies on international trade, foreign ownership and development, investment, and currency repatriation to increase international trade and investment, such policies might change unexpectedly. We will be affected by the rules and regulations regarding foreign ownership of real and personal property. Such rules may change quickly and dramatically and thus may have an adverse impact on ownership and may result in a loss without recourse of our property or assets. Domestic and international laws and regulations, whether existing today or in the future, could adversely affect our ability to market and sell our products and could impair our profitability.

Certain Eastern European countries may regulate or require governmental approval for the repatriation of investment income, capital or the proceeds of sales of securities by foreign investors. In addition, if there is deterioration in a country’s balance of payments or for other reasons, a country may impose temporary restrictions on foreign capital remittances abroad. Any such restrictions may adversely affect our ability to repatriate investment loans or to remit dividends. Many emerging countries have experienced substantial, and in some periods extremely high, rates of inflation for many years. Inflation and rapid fluctuations in inflation rates have had and may continue to have negative effects on the economies and securities markets of certain emerging countries. In addition, in an attempt to control inflation, price controls at our hotels have been imposed at times in certain countries, which may affect our ability to increase our room rates.

Certain Post-Communist Eastern Europe countries initiated legislations that cancels and nullifies transactions involving real estate that were subject to confiscation, condemnation or eminent domain proceeding by the former communist regime. While we make every effort to conduct thorough and reliable due diligence investigations, in some countries where former communist regimes carried out extensive land expropriations in the past, we may be faced with restitution claims by former land owners in respect of project sites acquired by it. If upheld, these claims would jeopardize the integrity of our title to the land and our ability to develop the land.

Risks Relating to India

Hostilities in India and other countries in Asia could have a material adverse effect on our financial conditions and results of operations.

India has from time to time experienced instances of internal terror attacks and hostilities with neighboring countries, including Pakistan and China. Military activity or terrorist attacks in the future could influence the Indian economy by disrupting communications and making travel more difficult and such political tensions could create a greater perception that companies operating in India are usually involved in higher degrees of risk. Events of this nature in the future, as well as social and civil unrest within other countries in Asia or within India, could influence the Indian economy and could have a material adverse effect on our financial condition and results of operations. In addition, India has from time to time experienced social and civil unrest due to religious strife.

Changes in the economic policies of the Government of India or political instability could have a material adverse effect on our business.

Since 1991, successive Indian governments have pursued policies of economic liberalization, including significantly relaxing restrictions on the private sector and significantly reducing the roles of the state governments in the Indian economy as producers, consumers and regulators. The Indian Government has announced policies and taken initiatives that support the continued economic liberalization pursued by previous governments. However, this trend of liberalization may not continue in the future. The rate of economic liberalization could change, and specific laws and policies generally affecting foreign investments, currency exchange, repatriation of profits and other matters affecting our investments, as well as specifically affecting the sectors of commercial activity in which we operate, could also change. A significant shift in India’s economic liberalization and deregulation policies could materially adversely affect business and economic conditions in India generally, as well as our business operations in particular. In addition to potential economical instability, the Indian economy and business practices are relatively new and evolving, and there have been some instances of political and criminal corruption. Furthermore, India continues to suffer from high unemployment, low wages and low literacy rates. These risks could be harmful to us and are very difficult to quantify or predict.

Indian governments are democratically elected, but are invariably comprised of a coalition of several political parties. The withdrawal of one or more of these parties from the coalition could cause the government to fall, resulting in political instability or stagnation pending new elections. Such events could delay or even halt the progress and development of the Indian economy and its receptiveness to foreign investment, and may have a material adverse effect on our business.

There is no assurance that our skills and experience can be applied successfully in our operations in India.

While we believe that the skills and experiences that we have acquired through sourcing sites and developing and selling shopping and entertainment centers in the emerging markets in CEE can be applied successfully to projects in India or in other countries, this cannot be guaranteed. The differences between emerging markets in CEE and emerging markets in India or other countries, such as differing mentalities, social and business cultures, legal structures and systems, integrity of the courts, and restrictions on foreign ownership of real estate, may mean that our success in developing and selling shopping and entertainment centers in CEE may not be replicated in India or in other countries.

Limitations by the Indian government to invest in India may adversely affect our business and results of operations.

Under the Indian government's policy on Foreign Direct Investment ("FDI Policy"), an acquisition or investment by us in an Indian sector or activity, in particular in the shopping and entertainment centers business, which does not comply with certain limitations, is subject to governmental approval. With respect to the real estate sector, these limitations include, among other things, a minimum investment and minimum size of built-up land. In addition, under the FDI Policy it is not permitted for foreign investors to acquire agricultural land for real estate development purposes. There is no assurance that we will comply with the limitations prescribed in the FDI Policy in order to not be required to receive governmental approvals. Failure to comply with the requirements of the FDI Policy will require us to receive governmental approvals which we may not be able to obtain or which may include limitations or conditions that will make the investment unviable or impossible, and non-compliance with investment restrictions may result in the imposition of penalties. This would have an adverse effect on our business and results of operations.

Uncertainty regarding the ownership of land in India may expose us to third party claims in connection with the purchase of land by us which may have a material adverse effect on our financial performance and results of operations.

Under the laws of India, the registration of ownership in land with the land registration offices does not automatically guarantee lack of third party rights to such land, particularly with respect of rights which are transferred by inheritance. While we go to considerable lengths to ensure integrity of title in the real estate properties acquired by us, the system of recording ownership and rights in and to immovable property is not conclusive, which may expose us to third party claims in connection with such land.

Restrictions on the repatriation of capital in India may adversely affect our cash flows and results of operations.

Pursuant to regulations promulgated under the FDI Policy and by the central bank of India, the repatriation of capital with regard to investments made in the real estate sector is subject to strict regulatory procedures, and is restricted during three years commencing on the date of such investment. If we are unable to repatriate capital from our investments in India, in whole or in part, this may have an adverse effect on our cash flows and our results of operations.

General Risks

Conditions and changes in the local and global economic environments may adversely affect our business and financial results.

Adverse economic conditions in markets in which we operate can harm our business. In recent years, global financial conditions have been characterized by increased volatility and several financial institutions have either gone into bankruptcy or have had to be rescued by governmental authorities. These economic factors include diminished liquidity and tighter credit conditions, leading to decreased credit availability, as well as declines in economic growth and employment levels. Although there are currently signs of improvement in the global economy and in the countries in which we operate, the recession may return. In addition, the scope and effects of the recent economic instability cannot yet be determined. Partly as a result, entire industries have faced and may be facing extreme contraction and even the prospect of collapse. The credit crisis could have a number of follow-on effects on our business, including a possible: (i) slow-down in our business, resulting from lower consumer expenditure, inability of consumers to pay for products and services, insolvency of consumers or insolvency of key partners, (ii) negative impact on our liquidity, financial condition and share price, which may impact our ability to raise capital in the market, obtain financing and other sources of funding in the future on terms favorable to us, and (iii) decrease in asset values that are deemed to be other than temporary, which may result in impairment losses. If such increased levels of volatility and market turmoil continue, it may materially adversely affect our results of operations and may increase the difficulty for us to accurately forecast and plan future business.

If we are characterized as a passive foreign investment company for U.S. federal income tax purpose, holders of ordinary shares may suffer adverse tax consequences.

Generally, if for any taxable year 75% or more of our gross income is passive income, or at least 50% of the value of our assets, averaged quarterly, are held for the production of, or produce, passive income, we will be characterized as a passive foreign investment company ("PFIC"), for U.S. federal income tax purposes. A determination that we are a PFIC could cause our U.S. shareholders to suffer adverse tax consequences, including having gains realized on the sale of our shares taxed at ordinary income rates, rather than capital gains rates, and being subject to an interest charge on gain from the sale or other disposition of our ordinary shares, and on certain "excess distributions" with respect to our ordinary shares and could have an adverse effect on the price and marketability of our shares. If we are a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning our ordinary shares. Accordingly, you are urged to consult your tax advisors regarding the application of such rules. See "Item 10.E. Taxation - Tax consequences if we are a Passive Foreign Investment Company" of our annual report on Form 20-F for the year ended December 31, 2009, which is incorporated herein by reference.

We are subject to various legal proceedings that may have a material adverse effect on our results of operations.

Certain legal proceedings have been initiated against us, including litigation in connection with the change of control of us and our subsidiary Elscint Ltd. ("Elscint") in May 1999 and the acquisition of the hotel businesses by Elscint in September 1999, as well as motions to certify certain of such claims as class actions and litigation by an individual who claims to have rights to a percentage in us and certain of our subsidiaries. For details refer to note 23B(3) in our annual consolidated financial statements included in our annual report on Form 20-F for the year ended December 31, 2009, which is incorporated herein by reference. A determination against us in some or all of these proceedings, mainly those related to class actions, may materially adversely affect our results of operations.

We have significant capital needs and additional financing may not be available.

The sectors in which we compete are capital intensive. We require substantial up-front expenditures for land acquisition, development and construction costs, investment in the U.S. real property market, certain investments in research and development, investment in our retail brands as well as for the ongoing maintenance of our hotels or operation of our centers. In addition, following construction, additional financing is necessary to maintain the centers in good condition until they are sold. Accordingly, we require substantial amounts of cash and financing for our operations. We cannot be certain that such external financing would be available on favorable terms, on a timely basis or at all. During 2008, and to some extent during 2009 and 2010, the world markets experienced a financial crisis, which resulted in lower liquidity in the capital markets. Lower liquidity may result in difficulties to raise additional debt or less favorable interest rates for such debt. In addition, construction loan agreements generally permit the draw down of the loan funds against the achievement of pre-determined construction and space leasing milestones. If we fail to achieve these milestones, the availability of the loan funds may be delayed, thereby causing a further delay in the construction schedule. If we are not successful in obtaining financing to fund our planned projects and other expenditures, our ability to undertake additional development projects may be limited and our future results of operations could be materially adversely affected. Our inability to obtain financing may affect our ability to construct or acquire additional shopping centers and hotels, and we may experience delays in planned renovation or maintenance of our hotels that could have a material adverse effect on our results of operations.

In addition, our quarterly and annual operating results have, and may in the future, fluctuate significantly. These fluctuations may be caused by various factors, particularly due to significant sales of our properties and the frequency of such transactions. As a result of our disposition and acquisition or development of centers, we may experience significant fluctuations in our annual and quarterly results. If we were in need of cash and financing for our operations at a time when our results were low, this may also have an impact on our ability to fund or successfully obtain financing to fund our planned projects and other expenditures.

Our high leverage could adversely affect our ability to operate our business.

We are highly leveraged and have significant debt service obligations, including bank debt and notes issued in public offerings to investors in Israel. In addition, we and our subsidiaries may incur additional debt from time to time to finance acquisitions or capital expenditures or for other purposes. We will have substantial debt service obligations, consisting of required cash payments of principal and interest, for the foreseeable future.

Our lenders require us to maintain and comply with certain financial and operational covenants. Our ability to comply with these covenants may be affected by events beyond our control. A breach of any of the covenants in our debt instruments or our inability to comply with the required covenants could result in an event of default, which, if not cured or waived in a timely manner, could have a material adverse effect on us. In the event of any default under the loan agreements, the lenders thereunder could elect to declare all outstanding borrowings immediately due together with accrued and unpaid interest and other fees. Furthermore, in the event of any default under the loan agreements, such loans could be reclassified as short-term debt. Such classification in our financial statements may improperly reflect our working capital ratio as well as other financial indicators since the assets which were financed by these loans are classified as non-current assets.

As a result of our substantial indebtedness:

•	we could be more vulnerable to general adverse economic and industry conditions;

•	we may find it more difficult to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	we will be required to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt, reducing the available cash flow to fund other projects;

•	we may have limited flexibility in planning for, or reacting to, changes in our business and in the industry; and

•	we may have a competitive disadvantage relative to other companies in our business segments with less debt.

We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain sufficient capital to service our debt or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot guarantee that we will be able to refinance our indebtedness on commercially reasonable terms or at all. We have the ability under our debt instruments to incur substantial additional indebtedness and any additional indebtedness we incur could exacerbate the risks described above. If we are subject to a rating downgrade, or a suspension or withdrawal of the rating assigned by a rating agency to our publicly held notes, we may experience increased difficulty in raising debt financing in the future or in refinancing our indebtedness.

Our financial instruments (mainly our loans and debentures) and our derivative financial instruments are subject to fluctuation in interest rates, currency exchange rates, changes in the consumer price index and/or changes in fair value, which may have a negative impact on our earnings, balance sheet and cash flows.

Floating interest rates on debt facilities expose us to increases in market interest rates and subsequent increases in interest costs. To the extent that we at any time are unhedged or insufficiently hedged against interest rate fluctuations, our earnings and balance sheet position may be negatively impacted. In addition, certain debt agreements may include default interest under certain circumstances, which may be higher than the original interest rate set out in the debt agreement. If a lender successfully asserts its right to invoke a default interest clause, this will increase our effective interest costs in respect of facilities with that lender.

We are impacted by exchange rates and fluctuations thereof. We are likely to face risks from fluctuations in the value of the functional currencies of our subsidiaries against the linkage currency of the applicable financial instruments. To the extent that we at any time are unhedged or insufficiently hedged against currency exchange rates, our earnings and balance sheet position may be negatively impacted.

The principal and interest of most of our debt instruments is determined by reference to the Israeli consumer price index (the "CPI"), which may entail significant risks not associated with similar investments in a conventional fixed or floating rate debt security. The historical value of the CPI is not indicative of future CPI performance and its value is affected by, and sometimes depends on, a number of interrelated factors, including direct government intervention and economic, financial, regulatory, and political events, over which we have no control. An increase in the CPI will result in additional financing expenses to our profits and losses and will have a negative impact on our cash flows.

Certain of our financial instruments and derivative financial instruments are measured by fair value. Any change to the fair value of such instrument will affect our profits and losses and may have a material effect on our results.

The fair value of our real estate assets (including commercial shopping centers, hotels, residential projects, U.S. yielding real estate investments and others) may be harmed by certain factors, which may entail impairment losses not previously recorded which, in turn, will affect our financial results.

Certain circumstances may affect the fair value of our real estate assets (operating, under construction or held by our U.S. real property investment fund), including, among other things, (i) the absence of or modifications to permits or approvals required for the construction and/or operation of any real estate asset; (ii) in shopping and entertainment centers - where a significant part of the rental areas is subject to long-term leases with a small group of retailers which is distinguished from other lessees, we may be exposed to a risk of rental fees rates being significantly lower than originally anticipated. A material long term decline in the business operations of such retailers may therefore have an adverse effect on the real estate assets recoverable amount and their final sale prices; (iii) delays in completion of works, beyond the anticipated target, may adversely affect our results of operations; (iv) lawsuits that are pending, whether or not we are a party thereto, may have a significant impact on our real estate assets and/or on certain of our shareholding rights in the companies owning such assets. In addition, certain laws and regulations, applicable to our business in certain countries where the legislation process undergoes constant changes, may be subject to frequent and substantially different interpretations; agreements which may be interpreted by governmental authorities so as to shorten the term of use of real estate, and which may be accompanied with a demolition order with or without compensation, may significantly affect the value of such real estate asset. The fair value of our real estate assets may be significantly decreased, thereby resulting in potential impairment losses not previously recorded in our financial results.

Since market conditions and other parameters (such as macroeconomic environment trends, and others), which affect the fair value of our real estate and investments, vary from time to time, the fair value may not be adequate on a date other than the date the measurement was executed (in general, immediately after the balance sheet date). In the event the projected forecasts regarding the future cash flows generated by those assets are not met, we may have to record an additional impairment loss not previously recorded.

In addition, any change in the yield rate or interest rate of any of our real estate assets may cause a significant decrease to the fair value of such assets, thereby resulting in potential impairment losses not previously recorded in our financial results.

The failure to comply with government regulation may adversely affect our business and results of operations.

All of our business is subject to numerous national and local government regulations, including those relating to acquisition of real estate properties, building and zoning requirements, fire safety control, access for the disabled, environmental law and health board reviews and standards. In addition, we are subject to laws governing our relationships with employees, including minimum wage requirements, overtime, working conditions, and work permit requirements, and in some localities to collective labor agreements. A determination that we are not in compliance with these regulations could result in the imposition of fines, an award of damages to private litigants and significant expenses in bringing our operations into compliance with such laws and regulations. In addition, our ability to dismiss unneeded staff may be hampered by local labor laws and courts which traditionally favor employees in disputes with former employers.

Our results of operations fluctuate due to the seasonality of our various businesses.

Our annual revenues and earnings are substantially dependent upon general business activity, vacation and holiday seasons and the influence of weather conditions. As a result, changes in any of the above have a disproportionate effect on the annual results of operations of our hotels and fashion retail businesses.

One of our shareholders beneficially owns a substantial amount of our ordinary shares and, therefore, effectively controls our affairs.

As of February 7, 2011, Mordechay Zisser, our Executive President and a director, held, directly and indirectly, approximately 47.7% of our issued share capital. For additional information, see "Item 7.A. Major Shareholders" of our annual report on Form 20-F for the year ended December 31, 2009, which is incorporated herein by reference. As a result of such holdings, Mr. Zisser has the ability, in effect, to elect the members of our board of directors and to effectively control our business.

A loss of the services of members of our senior management, including in particular, that of Mr. Mordechay Zisser, could materially adversely affect our business and results of operations

We depend on the continued services of the members of our senior management team, including in particular that of Mr. Mordechay Zisser, our Executive President and a director. Any loss of the services of Mr. Mordechay Zisser or any other member of our senior management team could result in the loss of expertise necessary for us to succeed, which could cause our revenues to decline and impair our ability to meet our objectives, see "Item 6.B. Directors, Senior Management and Employees - Compensation of Directors and Officers – Services of Mr. Mordechay Zisser" of our annual report on Form 20-F for the year ended December 31, 2009, which is incorporated herein by reference.

Our annual and quarterly results may fluctuate, which may cause the market price of our ordinary shares to decline.

We have experienced at times in the past, and may in the future experience, significant fluctuations in our quarterly and annual operating results which may cause the market price of our ordinary shares to decline. These fluctuations may be caused by various factors, particularly due to significant sales of our properties and the frequency of such transactions. We periodically review our business to identify opportunities for the acquisition, development or sale of new centers and/or hotels. As a result of our disposition and acquisition or development of centers, we may experience significant fluctuations in our annual and quarterly results. As a result, we believe that period-to-period comparisons of our historical results of operations may not necessarily be meaningful and that investors should not rely on them as an indication of our future performance. It is likely that in some future periods, our operating results may be below expectations of public market analysts or investors. If this occurs, our share price may drop.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated below is provided in the table below. The ratio for the year 2005 is presented in accordance with generally accepted accounting principles in Israel ("Israeli GAAP") and in accordance with U.S. GAAP. In 2007 we transitioned our accounting method from Israeli GAAP to the International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and therefore the ratios for 2006, 2007, 2008, 2009 and the six months ended June 30, 2010 are presented in accordance with IFRS.

Period	Ratio of earnings to fixed charges (**)	Deficiency of earnings in relation to fixed charges (in millions of NIS) (**)
2005
Israeli GAAP	1.02	(*	)
U.S. GAAP	(1.59)	302.7
2006 – IFRS	3.39	(*	)
2007 – IFRS	6.14	(*	)
2008 – IFRS	0.37	140.4
2009 – IFRS	(2.11)	815
Six months ended June 30, 2010	1.47	(*	)

(*)	The amount of the deficiency is disclosed if the ratio of earnings to fixed charges is less than one.

(**)	The interest calculated for the fixed charges does not include expenses resulting from linkage of our debentures to the Israeli Consumer Price Index and does include income from deposits.

Our ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges.

 "Earnings" consist of (i) pretax income from continuing operations before adjustment for non-controlling interests in consolidated subsidiaries or income or loss from equity investees, (ii) fixed charges, (iii) amortization of capitalized interest, (iv) distributed income of equity investees, and (v) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, less (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries and (c) the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

"Fixed charges" consist of (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense and (iv) preference security dividend requirements of consolidated subsidiaries.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of $300,000,000.  The actual per share price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see "Plan of Distribution" below).

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are listed on the NASDAQ Global Select Market under the symbol "EMITF" and on the TASE under the symbol "EMIT."

The annual high and low sale prices for our ordinary shares for the five most recent full fiscal years are:

	NASDAQ		TASE
Year Ended December 31,	High ($)	Low ($)	High ($)	Low ($)
2010	24.76	12.05	25.08	12.37
2009	28.09	9.3	28.75	10.03
2008	56.09	7.58	56.55	7.1
2007	57.43	31.30	58.51	33.16
2006	34.54	15.28	34.82	15.37

The quarterly high and low sale prices for our ordinary shares for the two most recent full fiscal years and any subsequent period are:

	NASDAQ		TASE
Financial Quarter	High ($)	Low ($)	High ($)	Low ($)

2010
Q1	24.76	21.91	25.08	21.88
Q2	22.88	12.62	22.57	12.49
Q3	15.25	12.41	15.4	12.5
Q4	15.11	12.05	14.85	12.37

2009
Q1	15.02	9.3	14.9	9.77
Q2	22.43	15.24	22.24	16.21
Q3	28.09	18.87	28.95	20.04
Q4	26.68	20.05	25.94	20.54

The monthly high and low sale prices for our ordinary shares during the six months of July 2010 through January 2011 were:

	NASDAQ		TASE
Month	High ($)	Low ($)	High ($)	Low ($)

January 2011	13.97	12.3	13.7	11.99
December 2010	13.45	12.4	13.31	12.37
November 2010	14.31	12.05	14.08	12.28
October 2010	15.11	13.2	14.85	13.42
September 2010	13.93	13.3	13.91	13.15
August 2010	14.05	12.41	14.37	12.57

The closing prices of our ordinary shares listed on the TASE for each of the periods referred to in the tables above were originally denominated in NIS and were translated to U.S. dollars using the representative exchange rate between the U.S. dollar and the NIS published by the Bank of Israel for each applicable day in the presented period.

The closing price of our ordinary shares on NASDAQ on February 8, 2011, was $12.3 per share, and the closing price of our ordinary shares on the TASE on February 8, 2011, was NIS 44.46 per share.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization for the periods indicated.  The information in this table should be read in conjunction with and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	At June 30, 2010
	(unaudited)
	(NIS in thousands)	(US$ in thousands)

CURRENT LIABILITIES
SECURED
Short-term credits	2,196,209	566,764
Suppliers and service providers	-	-
Payables and other credit balances	-	-
	2,196,209	566,764
UNSECURED
Short-term credits	382,248	98,645
Suppliers and service providers	152,468	39,347
Payables and other credit balances	457,904	118,169
Liabilities related to discontinued operation	19,106	4,931
	1,011,726	261,091

TOTAL CURRENT LIABILITIES	3,207,935	827,854

LONG TERM LIABILITIES
SECURED	1,731,287	446,784
UNSECURED	4,271,427	1,102,303
TOTAL LONG TERM LIABILITIES	6,002,714	1,549,087

SHAREHOLDERS' EQUITY
Attributable to equity holders of the Company	833,261	215,035
Non-controlling interest	1,351,451	348,762
	2,184,712	563,797

TOTAL CAPITALIZATION	11,395,361	2,940,738

	At December 31, 2009
	(audited)
	(NIS in thousands)	(US$ in thousands)

CURRENT LIABILITIES
SECURED
Short-term credits	1,840,477	487,543
Suppliers and service providers	-	-
Payables and other credit balances	-	-
	1,840,477	487,543
UNSECURED
Short-term credits	378,487	100,262
Suppliers and service providers	199,566	52,865
Payables and other credit balances	319,415	84,613
Liabilities related to discontinued operation	18,630	4,935
	916,098	242,675

TOTAL CURRENT LIABILITIES	2,756,575	730,218

LONG TERM LIABILITIES
SECURED	554,050	146,768
UNSECURED	3,917,983	1,037,876
TOTAL LONG TERM LIABILITIES	4,472,033	1,184,645

SHAREHOLDERS' EQUITY
Attributable to equity holders of the Company	940,467	249,130
Non-controlling interest	1,194,820	316,509
	2,135,287	565,639

TOTAL CAPITALIZATION	9,363,895	2,480,502

DIVIDEND POLICY

On January 11, 2007, our board of directors adopted a dividend distribution policy pursuant to which we will distribute a cash dividend of at least 50% of the net profits accrued by us every year, provided that such dividend does not exceed 50% of the cash flow accrued by us from dividends and repayment of owners' loans received by us from subsidiaries in that year, all determined in accordance with our consolidated audited annual financial statements. Any distribution of dividends under this policy is subject to a specific resolution of our board of directors determining our compliance with the distribution criteria prescribed in the Israeli Companies Law, and to any other applicable law. In making such determination, our board of directors' takes into account, inter alia, our liabilities and undertakings towards third parties, our cash flow needs and the financing resources available to us. Our board of directors is authorized, in its sole discretion, to change or terminate our dividend policy at any time. The adoption of our dividend policy does not constitute any undertaking towards any third party.

REASONS FOR THE OFFER AND USE OF PROCEEDS

Our management will have broad discretion over the use of the net proceeds from the sale of our securities pursuant to this prospectus.  Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities in connection with our strategic plan, including the financing of acquisitions and other business combinations and general corporate purposes. We may invest funds that we do not immediately require in marketable securities.

DESCRIPTION OF ORDINARY SHARES

Our registered share capital consists of a single class of 50,000,000 ordinary shares, par value NIS 1.00 per share. As of December 31, 2010, we had outstanding 24,885,833 ordinary shares and options to purchase an aggregate of 2,148,917 ordinary shares at a weighted average exercise price of approximately $14.8 per share, with the latest expiration date of these options being July 17, 2015 (of which, options to purchase 1,432,576 of our ordinary shares were exercisable as of December 31, 2010). Such number excludes 2,800,000 treasury shares held by us or for our benefit, which do not have any voting or economic rights, and 588,910 shares held by a wholly owned subsidiary, which do not have any voting rights.

From January 1, 2008 through December 31, 2010, we issued a total of 20,219 ordinary shares upon the exercise of options.

The following description of our ordinary shares and certain provisions of our memorandum and articles of association is a summary.  The description below is qualified in its entirety by the provisions of our memorandum and articles of association.

Purposes and Objects of the Company

We are a public company registered under the Companies Law as Elbit Imaging Ltd., registration number 52-004303-5.

Pursuant to Section 2 of our memorandum of association, we are authorized to operate in any business or matter for profit purposes as shall be determined or defined by our board of directors from time to time. In addition, our articles of association authorize us to donate reasonable amounts to any cause we deem worthy.

Approval of Certain Transactions

Generally, under the Companies Law, engagement terms of directors, including the grant of an exemption from liability, purchase of directors’ and officers’ insurance, or grant of indemnification (whether prospective or retroactive) and engagement terms of such director in other positions require the approval of the audit committee, the board of directors and the shareholders of the company, in that order. In addition, under the Companies Law and our articles of association, transactions with our officers or directors or a transaction with another person in which such officer or director has a personal interest must be approved by our audit committee, board of directors or authorized non-interested signatories, and if such transaction is considered an extraordinary transaction (as defined below), the transaction must be approved by the audit committee and board of directors.

The Companies Law also requires that any extraordinary transaction with a controlling shareholder or an extraordinary transaction with another person in which a controlling shareholder has a personal interest must be approved by the audit committee, the board of directors and the shareholders of the company, in that order. The shareholder approval must be by a simple majority, provided that (i) such majority vote includes at least one third of the total votes of shareholders having no personal interest in the transaction or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such transaction does not exceed 1% of the total voting rights in the company.

The Companies Law prohibits any director who has a personal interest in a matter from participating in the discussion and voting pertaining to such matter in the company’s board of directors or audit committee except for in circumstances where the majority of the board of directors has a personal interest in the matter, in which case such matter must be approved by the company’s shareholders.

For the purpose of this section:

An "extraordinary transaction" is defined in the Companies Law as any of the following: (i) a transaction not in the ordinary course of business; (ii) a transaction that is not on market terms; or (iii) a transaction that is likely to have a material impact on the company’s profitability, assets or liability.

A "personal interest" is defined in the Companies Law as a personal interest of a person in an act or transaction of a company, including (i) a personal interest of that person’s relative or (ii) a personal interest of an entity in which that person or his relative holds 5% or more of the issued shares or voting rights, has the right to appoint a director or the chief executive officer or serves as director or chief executive officer. A personal interest resulting merely from holding the company’s shares will not be deemed a personal interest.

Under the Companies Law, a private placement of securities requires approval by the board of directors and the shareholders of the company if it will cause a person to become a controlling shareholder or if:

•	the securities issued amount to 20% or more of the company’s outstanding voting rights before the issuance;

•	some or all of the consideration is other than cash or listed securities or the transaction is not on market terms; and

•
the transaction will increase the relative holdings of a shareholder that holds 5% or more of the company’s outstanding share capital or voting rights or that will cause any person to become, as a result of the issuance, a holder of more than 5% of the company’s outstanding share capital or voting rights.

Fiduciary Duties of Directors and Officers

The Companies Law imposes a duty of care and a duty of loyalty on the directors and officers of a company.  The duty of care requires a director or officer holder to act with the level of care with which a reasonable director or officer in the same position would have acted under the same circumstances.  It includes a duty to use reasonable means to obtain information on the advisability of a given action brought for his approval or performed by him by virtue of his position and all other important information pertaining to these actions.

The duty of loyalty of a director or officer includes a general duty to act in good faith for the benefit of the company, and particularly to:

•	refrain from any conflict of interest between the performance of his duties for the company and the performance of his other duties or his personal affairs

•	refrain from any activity that is competitive with the company;

•	refrain from exploiting any business opportunity of the company to receive a personal gain for himself or others; and

•	disclose to the company any information or documents relating to a company’s affairs which the director or officer has received due to his position as such.

The Companies Law requires that directors, officers or a controlling shareholder of a public company disclose to the company any personal interest that he or she may have, including all related material facts or documents in connection with any existing or proposed transaction by the company. The disclosure must be made without delay and no later than the first board of directors meeting at which the transaction is first discussed.

Duties of a Shareholder

Under the Companies Law, a shareholder, in exercising his rights and fulfilling his obligations to the company and the other shareholders, must act in good faith and in a customary manner and refrain from improperly exploiting his power in the company, including when voting at general or class meetings of shareholders on: (a) any amendment to the articles of association; (b) an increase of the company’s authorized share capital; (c) a merger; or (d) the approval of related party transactions. In addition, a shareholder must refrain from prejudicing the rights of other shareholders. Furthermore, any controlling shareholder, any shareholder who knows that he possesses power to determine the outcome of the shareholders’ vote at a general or a class meeting, and any shareholder that, pursuant to the provisions of the articles of association, has the power to appoint or prevent the appointment of an officer in the company or possesses any other power towards the company, is subject to a duty to act in fairness towards the company. The Companies Law does not detail the substance of this duty.

Board of Directors

In accordance with our articles of association, the board of directors may, from time to time, in its discretion, cause us to borrow or secure the payment of any sum or sums of money for the purposes of the Company and may cause us to secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it deems fit, and in particular by the issuance of bonds, perpetual or redeemable debentures, debenture stock, or any mortgages, charges, or other securities on the undertaking or the whole or any part of our property (both present and future), including its uncalled or called but unpaid share capital for the time being.

Neither our memorandum nor our articles of association, nor the laws of the State of Israel require retirement of directors at a certain age, or share ownership for director qualification, nor do they contain any restriction on the board of directors’ borrowing powers.

Dividend and Liquidation Rights

Our board of directors may declare a dividend to be paid to the holders of ordinary shares on a pro rata basis.  Dividends may only be paid out of our profits and other surplus funds, as defined in the Companies Law, as of our most recent financial statement or as accrued over the past two years, whichever is higher, or, in the absence of such profits or surplus, with court approval. In any event, a dividend is permitted only if there is no reasonable concern that the payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.  In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares on a pro rata basis. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future, subject to applicable law. For information on our dividend policy, see "Dividend Policy" above.

Voting Rights

Holders of ordinary shares have one vote for each ordinary share held by them on all matters submitted to a vote of the shareholders. Such voting rights may be affected by the creation of any special rights to the holders of a class of shares with preferential rights that may be authorized in the future in the manner provided for under the Companies Law and our articles of association. The quorum required for an ordinary meeting of shareholders consists of at least two shareholders present in person or by proxy who hold or represent, in the aggregate, at least 33-1/3% of the issued voting share capital. In the event that a quorum is not present within half an hour of the scheduled time, the meeting shall be adjourned to the same day of the following week, at the same time and place, or to such other day, time and place as the board of directors shall determine by notice to the shareholders. If at such adjourned meeting a quorum is not present within half an hour of the scheduled time, the two members present in person or by proxy will constitute a quorum.

Modification of Class Rights Attached to Shares

The rights attached to any class, such as voting, liquidation and dividend rights, may be amended by written consent of holders of a majority of the issued shares of that class, or by adoption of a resolution by a simple majority of the shares of that class represented at a separate class meeting.

Annual and Special Meetings

In accordance with the Companies Law, the board of directors must convene an annual meeting of shareholders at least once every calendar year, and no later than within 15 months from the last annual meeting. Notice of at least 14 days prior to the date of the meeting is required, subject to applicable law, which often requires notice of at least 21 or 35 days. An extraordinary meeting may be convened by the board of directors, either at its discretion or upon a demand of (i) any two directors or 25% of the serving directors; or (ii) one shareholder or more holding in the aggregate at least 5% of our issued capital and at least 1% of the voting rights in the Company or one shareholder or more holding at least 5% of the voting rights in the Company.

Limitations on the Rights to own Securities

Our memorandum and articles of association do not restrict in any way the ownership of our shares by non-residents of Israel and neither the memorandum nor articles of association nor Israeli law restricts the voting rights of non-residents of Israel, except that under Israeli law, any transfer or issue of our shares to a resident of an enemy state of Israel is prohibited and shall have no effect.

Changes to our Capital

Changes to our capital are subject to the approval of our shareholders by a simple majority.

Anti-Takeover Provisions

The Companies Law prohibits the purchase of our shares if the purchaser’s holding following such purchase increases above certain percentages without conducting a tender offer or obtaining shareholder approval. See "Risk Factors - Risks Relating to Israel - Provisions of Israeli law may delay, prevent or make more difficult a merger or other business combination, which may depress out share price" above.

Amendment of Articles of Association

Any amendment to our articles of association requires the approval of our shareholders by a simple majority.

Transfer Agent

Our transfer agent in the United States is American Stock Transfer and Trust Company whose address is 59 Maiden Lane New York, New York 10038.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

As used in this "Description of Debt Securities," the "Company," "we," "us" and "our" refer to Elbit Imaging Ltd. and do not include our subsidiaries.

General

The debt securities that we offer will be either senior debt securities or subordinated debt securities. We will issue senior debt securities under an indenture, which we refer to as the senior indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We will issue subordinated debt securities under a different indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to both the senior indenture and the subordinated indenture as the indentures and each, individually, as an indenture.  We refer to each of the trustees under the indentures as a trustee.

The indentures provide that the debt securities that we offer and any of the Company’s additional debt securities may be issued from time to time in one or more series under the applicable indenture.  The indentures may be supplemented (including by an officer’s certificate of an officer of the Company) or amended as necessary to set forth the terms of the debt securities issued under the indentures. Material terms of the debt securities and the indentures are set forth below.  You should read the indentures, including any supplements (including any such officer’s certificates) or amendments, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part.  The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended.  You should refer to the Trust Indenture Act for provisions that apply to the debt securities.  Any supplemental indentures or officer’s certificates will be filed with the SEC on a Form 6-K or by a post-effective amendment to the registration statement of which this prospectus is part.

The senior debt securities will be unsubordinated obligations of the Company. They will be unsecured and will rank equally with each other and all of our other unsubordinated, unsecured debt, unless otherwise indicated in the applicable prospectus supplement. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt. See "Subordination of Subordinated Debt Securities." The subordinated debt securities will be unsecured and will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities.

Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities will not constitute obligations of our subsidiaries. Creditors of our subsidiaries are entitled to a claim on the assets of those subsidiaries. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to the Company and holders of debt securities, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the Company’s claims would still be subordinate to any security interests in the assets of such subsidiary and any debt of such subsidiary senior to that held by the Company.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time.

The indentures do not limit the amount of other indebtedness or securities that we may issue.

We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may "reopen" or extend a series and issue additional debt securities of that series, without the consent of the holders of the outstanding debt securities of that series.

A prospectus supplement and an officer's certificate or a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

•	The title of the debt securities;

•	Any limit upon the total principal amount of the debt securities;

•	The dates, or the method to determine these dates, on which the principal of the debt securities will be payable and how it will be paid;

•
The interest rate or rates, if any, which the debt securities will bear, or how the rate or rates will be determined, the interest payment dates for the debt securities and the regular record dates for interest payments;

•	Any right to delay the interest payments for the debt securities;

•	The percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

•	Any date or dates on which the debt securities may be redeemed at the option of the Company and the price or prices at which, and the conditions upon which, such debt securities may be redeemed;

•	Any sinking fund or other provisions that would obligate the Company to repurchase or otherwise redeem the debt securities;

•	Any additions to the events of default under the indentures or additions to the covenants of the Company under the indentures for the benefit of the holders of the debt securities;

•	If the debt securities will be issued in denominations other than multiples of $1,000;

•	If payments on the debt securities may be made in a currency or currencies other than United States dollars;

•	Any rights or duties of another entity to assume the obligations of Elbit with respect to the debt securities;

•	Any collateral, security, assurance or guarantee for the debt securities;

•	Any terms pursuant to which the debt securities may be converted into or exchanged for ordinary shares or other securities of the Company or any other entity;

•
Any requirement to pay additional amounts for withholding or deducting taxes or other governmental charges and, if applicable, any related right to optionally redeem the debt securities rather than pay such additional amounts or otherwise;

•	Any trustees or agents for the debt securities, including depositories, authenticating agents, paying agents, transfer agents or registrars;

•
Whether the debt securities will be represented in whole or in part by one or more global securities registered in the name of a depository or its nominee and matters incidental to any such global securities;

•	The place or places where the principal of and interest, if any, on the debt securities will be payable;

•	The place or places where the debt securities may be registered for transfer or exchanged; and

•	Any other terms of the debt securities not inconsistent with the terms of the applicable indenture.

We may sell debt securities at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount or other special considerations applicable to original issue discount securities may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

The Company may, at any time and from time to time, purchase any outstanding debt securities by tender, in the open market or by private agreement, provided that it complies with United States federal securities laws and any other applicable laws.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise described in a prospectus supplement relating to any debt securities, there are no covenants or provisions contained in the indentures that may afford the holders of debt securities protection in the event that we enter into a highly leveraged transaction.

The statements made hereunder relating to the indentures and the debt securities are summaries of certain provisions thereof and do not purport to be complete and are qualified in their entirety by reference to all provisions of the indentures and the debt securities.

As used in this "Description of Debt Securities":

•	"debt securities" mean debt securities of any and all series outstanding under the indentures as the context shall require;

•	"interest", if any, payable in respect of the debt securities of any series or tranche means the rate or rates of interest established for such debt securities under the applicable indenture;

•
"additional amounts" means any additional amounts as referred to above or any other additional amounts, in all cases as may be established for a series of debt securities under the applicable indenture.

Form of Debt Securities

Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities may be issued only in fully registered form in minimum denominations of $1,000 and any integral multiple thereof. Additionally, the debt securities may be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee and, if so represented, interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

Payment and Paying Agents

Unless otherwise provided in the prospectus supplement relating to any debt securities, principal, interest and premium, if any, will be payable at the office or offices or agency we maintain for such purposes, provided that payment of interest on the debt securities may be paid at our election at such place by check mailed to the persons entitled thereto at the addresses of such persons appearing on the security register. Interest on the debt securities will be payable on any interest payment date to the persons in whose name the debt securities are registered at the close of business on the record date for such interest payment.  However, interest payable at maturity will be paid to the person to whom the principal is paid.  If there has been a default in the payment of interest on any debt securities, the defaulted interest may be paid to the holder of that debt security as of the close of business on a date between 10 to 15 days before the date proposed by us for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it workable.

Registration and Transfer

Unless otherwise provided in the prospectus supplement relating to any debt securities, the transfer of debt securities may be registered, and the debt securities may be exchanged for an equal aggregate principal amount of debt securities of the same series or tranche of authorized denominations, upon surrender of the debt securities at the office or offices or agency we maintain for such purpose and upon fulfillment of all other requirements of such agent. Unless otherwise provided for in the prospectus supplement, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection therewith.

We will not be required to execute or to provide the registration of transfer or the exchange of:

•	any debt securities during the 15 days before giving any notice of redemption, or

•	any debt securities selected for redemption, except the unredeemed portion of any debt security being redeemed in part.

Events of Default

An "event of default" with respect to the debt securities of any series is defined in the indentures as:

(1)
default in the payment of any installment of interest upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(2)
default in the payment of all or any part of the principal of any of the debt securities of such series as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise;

(3)
default in the performance, or breach, of any other covenant or warranty contained in the debt securities of such series or set forth in the applicable indenture (other than a covenant or warranty included in the applicable indenture solely for the benefit of one or more series of debt securities other than such series) and continuance of such default or breach for a period of 90 days after notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities of such series as provided in the applicable indenture; and

(4)	certain events of bankruptcy, liquidation, insolvency or reorganization of the Company.

Additional events of default may be added for the benefit of holders of a series of debt securities which, if added, will be described in the prospectus supplement relating to such debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indentures.

The indentures provide that the trustee shall notify the holders of debt securities of each series of any continuing default known to the trustee which has occurred with respect to such series within 90 days after the occurrence thereof. The indentures provide that notwithstanding the foregoing, except in the case of default in the payment of the principal of, or interest or premium, if any, on any of the debt securities of such series, the trustee may withhold such notice if the trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.

Remedies

The indentures provide that if an event of default with respect to any series of debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of such series then outstanding may declare the principal amount of all debt securities of such series to be due and payable immediately.

At any time after a declaration of acceleration with respect to the debt securities of a particular series has been made and before a judgment or decree for payment of the money due has been obtained by a trustee, the event of default under the indentures giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

•	The Company has paid or deposited with the trustee a sum sufficient to pay:

(1) all overdue interest and additional amounts, if any on all debt securities of that series;

(2) the principal of and premium, if any, on any debt securities of that series that have otherwise become due and interest that is currently due;

(3) interest on overdue interest or additional amounts, if any; and

(4) all amounts due to the trustee under the applicable indenture; and

•	Any other event of default under the applicable indenture with respect to the debt securities of that series has been cured or waived as provided in such indenture.

There is no automatic acceleration, even in the event of bankruptcy, liquidation, insolvency or reorganization of the Company.

Other than its duties in case of an event of default under the indentures, the trustee is not obligated to exercise any of its rights or powers under the indentures at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default under the indentures relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series of debt securities, considered as one class, will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indentures, and subject to certain other limitations.

No holder of debt securities of any series will have any right to institute any proceeding under an indenture, or any remedy under an indenture, unless:

•	The holder has previously given to the trustee written notice of a continuing event of default under the applicable indenture;

•
The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indentures has occurred and is continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

•
The trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indentures has occurred and is continuing, inconsistent with the written request of holders referred to above.

However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal of, or premium, if any, or interest or additional amounts, if any, on the debt security on or after the applicable due date.

The indentures require that we file annually with the trustee a certificate as to compliance with our covenants contained in the indentures.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, the Company may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any person or entity, unless:

•
The entity formed by such consolidation or into which the Company is merged or the person or entity which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall expressly assume the Company’s obligations on all debt securities and under the applicable indenture;

•
Immediately after giving effect to the transaction, no event of default under the applicable indenture, or event which, after notice or lapse of time or both, would become an event of default under the applicable indenture, shall have occurred and be continuing; and

•	The Company shall have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the applicable indenture.

Upon any such consolidation, merger, conveyance or transfer effected in accordance with the foregoing indenture terms, the Company will be relieved of all of its obligations under the applicable indenture and the applicable debt securities, except in the case of a lease.

The terms of the indentures do not restrict:

•	The Company in a merger in which the Company is the surviving entity;

•	Any conveyance, transfer or lease of any part of the properties of the Company which does not constitute conveyance, transfer or lease of its properties and assets substantially as an entirety; or

•
The approval or consent of the Company to any consolidation or merger of any direct or indirect subsidiary or affiliate of the Company, or any conveyance, transfer or lease by any subsidiary or affiliate of any of its assets.

Modification and Waiver

Modification without Consent of Holders

Without the consent of any holder of debt securities issued under an indenture, the Company and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	To evidence the assumption by any permitted successor of the covenants of the Company in the applicable indenture and in the debt securities;

•
To evidence the addition of any guarantee for the benefit of the holders, or the release or substitution of any guarantor in accordance with the provisions of the applicable indenture or the debt securities;

•
To add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of debt securities or to surrender any right or power conferred upon the Company under the applicable indenture;

•	To add additional events of default under the indentures for all or any series of debt securities;

•
To change or eliminate or add any provision to the indentures; provided, however, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

(1) when the consent of the holders of debt securities of such series has been obtained in accordance with the applicable indenture; or

(2) when no debt securities of the affected series remain outstanding under the applicable indenture;

•	To provide collateral security for all but not part of the debt securities under a particular indenture;

•	To establish the form or terms of debt securities of any other series as permitted by the indentures;

•	To provide for the authentication and delivery of bearer securities with or without coupons;

•	To evidence and provide for the acceptance of appointment by a separate or successor trustee or co-trustee;

•	To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

•
To change any place where principal, premium, if any, and interest and additional amounts, if any, shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to the Company may be served; or

•	To cure any ambiguity, or to correct or supplement any provision in an indenture that may be defective or inconsistent with any other provision in that indenture.

Modification and Waiver with Consent of Holders

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding to which certain restrictive provisions contained or provided for in an indenture apply, considered as one class, may waive compliance by the Company with such provisions.  The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under an indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest or additional amounts, if any, and certain covenants and provisions of an indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of any series affected.

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for all other modifications to an indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

•
Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change any of the Company’s obligations to pay additional amounts, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

•
Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indentures or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the debt securities of that series; or

•
Modify some of the provisions of an indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected by such modifications.

A supplemental indenture that changes an indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under that indenture of the holders of the debt securities of any other series.

The indentures provide that debt securities owned by the Company or anyone else required to make payment on the debt securities or their respective affiliates shall be disregarded and considered not to be outstanding in determining whether the required holders  have given a request or consent.

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any debt security will bind every future holder of that debt security and the holder of every debt security issued upon the registration of transfer of or in exchange for that debt security. A transferee will also be bound by acts of the trustee or the Company in reliance thereon, whether or not notation of that action is made upon the debt security.

Defeasance, Satisfaction and Discharge

The Company will be discharged from its obligations with respect to the debt securities of a particular series if it irrevocably deposits with the trustee or any paying agent, other than the Company, sufficient cash or government securities or combination thereof to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities.

The prospectus supplement may further describe these or other provisions, if any, permitting defeasance and satisfaction and discharge with respect to the debt securities of a particular series.

Subordination of Subordinated Debt Securities

The senior debt securities will constitute part of our Senior Indebtedness (as defined below) and will rank pari passu with all outstanding senior debt. Except as set forth in the related prospectus supplement, the subordinated debt securities will be subordinated and junior in right of payment to all Senior Indebtedness of the Company, including the senior debt securities.  No payment of the principal of the subordinated debt securities (including redemption and sinking fund payments), or interest or additional amounts, if any, on the subordinated debt securities may be made until all amounts due to holders of Senior Indebtedness have been paid, if any of the following occurs:

•	Specified events of bankruptcy, liquidation, insolvency or reorganization of the Company;

•	Any Senior Indebtedness is not paid when due and that default continues without waiver;

•	Any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness are permitted to accelerate the maturity of Senior Indebtedness; or

•
The maturity of any series of subordinated debt securities under the subordinated indenture has been accelerated under the subordinated indenture and such acceleration has not been rescinded or annulled.

Senior Indebtedness is defined in the subordinated indenture to include all notes and other obligations, including guarantees of the Company, for borrowed money unless by its terms it is not superior in right of payment to or is equal in right of payment to the subordinated debt securities.

Upon any distribution of the Company’s assets to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of,  and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the subordinated debt securities are entitled to receive or retain any payment.

This subordination will not prevent the occurrence of any event of default with respect to the subordinated debt securities. There is no limitation on the issuance of additional Senior Indebtedness in the subordinated indenture.

Resignation of a Trustee

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to such trustee and us.  No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities.

Title

The Company, each trustee, and any agent of the Company or a trustee, may treat the person in whose name any debt security is registered as the absolute owner of that debt security, whether or not such debt security may be overdue, for the purpose of making payments and for all other purposes, irrespective of notice to the contrary.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository (a "Debt Depository") identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons. Payments of principal of, and redemption premium, if any, and interest, if any, on debt securities represented by a global security will be made by the Company to the trustee under the applicable indenture, and then forwarded to the Debt Depository.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York and that such global securities will be registered in the name of Cede & Co., (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.  One fully-registered debt security certificate will be issued for each issue of the debt securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.  We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. Any additional or differing terms of the depository arrangements will be described in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders thereof under the applicable indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a global security.

If DTC is at any time unwilling or unable to continue as Debt Depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, and, in either case, we do not appoint a successor Debt Depository within 90 days, we will issue individual debt securities in certificated form in exchange for the global securities. In addition, we may determine, at any time and in our sole discretion, not to have any debt securities represented by one or more global securities, and, in such event, will issue individual debt securities in certificated form in exchange for the relevant global securities. In any such instance, or upon such other conditions as may be established with respect to a particular series of debt securities, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in its name. Unless otherwise described in the applicable prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instrument from over 100 countries that DTC’s participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts.  This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.  DTC is a wholly-owned  subsidiary of The Depository Trust & Clearing Corporation ("DTCC").  DTCC, in turn, is owned by a number of Direct Participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants").  DTC has Standard & Poor’s highest rating: AAA.  The DTC Rules applicable to its Participants are on file with the SEC.  More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If global securities are subject to redemption, redemption notices shall be sent to DTC.  If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the debt securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Principal, redemption premium, if any, and interest payments, if any, on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of  DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC nor its nominee, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, redemption premium, if any, and interest, if any, to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as Debt Depository with respect to the debt securities at any time by giving reasonable notice to us or the trustee under the applicable indenture. Under such circumstances, in the event that a successor Debt Depository is not obtained, debt security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor Debt Depository). In that event, debt security certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

None of us, any trustee or any applicable paying agent or securities registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, in which the price of such warrants will be payable;

•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	any material Israeli and U.S. federal income tax consequences;

•	the antidilution provisions of the warrants; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

We may, from time to time, issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

Any applicable prospectus supplement will describe:

•	the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	any material provisions of the governing unit agreement that differ from those described above.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell the ordinary shares, debt securities, warrants or units, (together referred to as the "securities") in any one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to one or more underwriters or dealers for resale to the public or to investors;

•	in "at the market offerings," within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, or an exchange or otherwise;

•	directly to investors, including our affiliates, in privately negotiated transactions; or

•	through a combination of these methods of sale.

The prospectus supplement with respect to any offering of our securities will set forth the terms of the offering, including:

•	the name or names and addresses of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any delayed delivery arrangements.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

If securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to sell the securities. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

Our securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to conditions precedent and that the underwriters with respect to a sale of securities will be obligated to purchase all of those securities if they purchase any of those securities.

We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

If a dealer is utilized in the sales of securities in respect of which this prospectus is delivered, we will sell those securities to the dealer as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. Any reselling dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of the securities so offered and sold.

Offers to purchase securities may be solicited directly by us and the sale of those securities may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the related prospectus supplement.

Underwriters, dealers, agents and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutions to purchase securities from us pursuant to contracts providing for payments and delivery on a future date. Institutions with which contracts of this type may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us. The obligations of any purchaser under any contract of this type will be subject to the condition that the purchase of the securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of those contracts.

One or more firms, referred to as "remarketing firms," may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for Elbit or any of its subsidiaries. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with Elbit or any of its subsidiaries and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with Elbit or any of its subsidiaries to indemnification by Elbit or any of its subsidiaries against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for Elbit or any of its subsidiaries in the ordinary course of business.

Disclosure in the prospectus supplement of our use of delayed delivery contracts will include the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive in addition to the date when we will demand payment and delivery of the securities under the delayed delivery contracts. These delayed delivery contracts will be subject only to the conditions that we describe in the prospectus supplement.

In connection with the offering of securities, persons participating in the offering, such as any underwriters, may purchase and sell securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities, and syndicate short positions involve the sale by underwriters of a greater number of securities than they are required to purchase from any issuer in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if the securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time.

EXPERTS

The financial statements incorporated in this prospectus by reference from our annual report on Form 20-F for the year ended December 31, 2009 and the effectiveness of our internal control over financial reporting have been audited by Brightman Almagor Zohar & Co., a member of Deloitte Touche Tohmatsu, an independent registered public accounting firm. Such financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The audit report on the consolidated financial statements of our subsidiary Plaza Centers N.V. (formerly: Plaza Centers (Europe) B.V.) as of December 31, 2008, and for each of the years in the two-year period ended December 31, 2008, has been incorporated by reference herein in reliance upon the report of KPMG Hungaria Kft., independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing.

The audited historical financial statements of EDT Retail Trust (formerly Macquarie DDR Trust) included as Exhibit 99.1 of our current report on Form 6-K dated February 9, 2011, as of June 30, 2010, and for each of the three years in the period ended June 30, 2010, have so been incorporated by reference into this prospectus, in reliance upon the report of PricewaterhouseCoopers, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby under Israeli law has been passed upon for us by and other legal matters under Israeli law relating to any offering will be passed upon for us by Goldfarb, Levy, Eran, Meiri, Tzafrir Co., Tel-Aviv, Israel.  Some legal matters under United States law relating to any offering will be passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus.

Our ordinary shares are listed on the NASDAQ Global Select Market, and we are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file with the SEC reports, including annual reports on Form 20-F by June 30 each year. In addition, we file interim financial information on Form 6-K on a quarterly basis. We also furnish to the SEC under cover of Form 6-K certain other material information. You may inspect without charge and copy at prescribed rates such material at the public reference facilities maintained by the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The SEC maintains an Internet site at http://www.sec.gov that contains reports and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system.

Further information about our company is available on our website at www.elbitimaging.com. The information available on our website is not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below, and any future Annual Reports on Form 20-F or Reports on Form 6-K (to that extent that such Form 6-K indicates that it is intended to by incorporated by reference herein) filed with the SEC pursuant to the Exchange Act prior to the termination of the offering.  The documents we incorporate by reference are:

(1)	Our annual report on Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission and the Israel Securities Authority on May 10, 2010.

(2)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on May 24, 2010.

(3)	The financial data included in our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on June 1, 2010.

(4)	Exhibit 4.7 of our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on June 14, 2010.

(5)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on July 19, 2010.

(6)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on July 28, 2010.

(7)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on July 28, 2010.

(8)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on July 29, 2010.

(9)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on August 9, 2010.

(10)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on August 11, 2010.

(11)	Exhibit 99.2 of our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on August 12, 2010.

(12)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on August 23, 2010.

(13)	The financial data included in our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on August 30, 2010.

(14)	The first three paragraphs of Exhibit 99.1 of our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on August 31, 2010.

(15)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on September 16, 2010.

(16)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on September 27, 2010.

(17)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on October 14, 2010.

(18)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on October 20, 2010.

(19)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on November 2, 2010.

(20)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on November 9, 2010.

(21)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on November 12, 2010.

(22)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on November 24, 2010.

(23)	The financial data included in our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on November 29, 2010.

(24)	The first five paragraphs of Exhibit 99.1 of our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on November 29, 2010.

(25)	Amendment No. 1 to our annual report on Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission and the Israel Securities Authority on January 27, 2011.

(26)	Our current report on Form 6-K filed with the Securities and Exchange Commission and the Israel Securities Authority on February 9, 2011.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this shelf offering report is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

You may obtain a copy of any or all of these filings at no cost, by writing or telephoning us at the following address:

Elbit Imaging Ltd.
2 Weitzman Street
Tel-Aviv 64239, Israel
Tel: +972-3-608-6000
Fax: +972-3-608-6050
Attention: Investor Relations

You should rely only on the information contained or incorporated by reference in this prospectus or a prospectus supplement.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not, and any arranger or agent is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated in Israel.  Substantially all of our executive officers and directors and our Israeli auditors are nonresidents of the United States, and a substantial portion of our assets and the assets of these persons are located outside the United States.  Therefore, it may be difficult to enforce a judgment obtained in the United States against us or any such persons.

Additionally, there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing these matters.  Subject to specified time limitations, an Israeli court may declare a foreign civil judgment enforceable if it finds that:

•	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

•	the judgment is no longer appealable;

•
the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

•	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.  An Israeli court also will not declare a foreign judgment enforceable if:

•	the judgment was obtained by fraud;

•	there was no due process;

•	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel;

•	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid; or

•	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in NIS, which can then be converted into non-Israeli currency and transferred out of Israel.  The usual practice in an action to recover an amount in non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in NIS at the rate of exchange on the date of payment, but the judgment debtor also may make payment in non-Israeli currency.  Pending collection, the amount of the judgment stated in NIS ordinarily will be linked to the Israel consumer price index plus interest at the annual rate (set by Israeli law) prevailing at that time.  Judgment creditors bear the risk of unfavorable exchange rates.

EXPENSES

The following is a statement of expenses in connection with the distribution of the securities registered. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$34,830
Legal fees and expenses	$60,000
Accounting fees and expenses	$110,000
Printing expenses	$1,000

Total	$205,830

The expenses listed above do not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

ELBIT IMAGING LTD.

$300,000,000 OF
ORDINARY SHARES
SENIOR AND SUBORDINATED DEBT SECURITIES
WARRANTS
UNITS
__________________

PROSPECTUS
__________________

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.    Indemnification of Directors and Officers

Exemption, Insurance and Indemnification of Directors or Officers

Our articles of association set forth the following provisions regarding the grant of exemption, insurance and indemnification to any of our directors or officers, all subject to the provisions of the Companies Law. In accordance with such provisions and pursuant to the requisite approvals of our audit committee, board of directors and shareholders, we have obtained liability insurance covering our directors and officers, have granted indemnification undertakings to our directors and officers and have agreed to exempt our directors and officers from liability for breach of the duty of care.  Elscint, PC, Elbit Medical, Insightec and Gamida have also granted indemnification undertakings to their respective directors and officers.

Insurance of Directors and Officers

We may insure the liability of any director or officer to the fullest extent permitted by law. Without derogating from the aforesaid, we may enter into a contract to insure the liability of a director or officer for an obligation imposed on him in consequence of an act done in his capacity as such, in any of the following cases:

(i)	A breach of the duty of care via-a-vis us or via-a-vis another person;

(ii)	A breach of the duty of loyalty via-a-vis us, provided that the director or officer acted in good faith and had reasonable basis to believe that the act would not harm us;

(iii)	A monetary obligation imposed on him in favor of another person; or

(iv)	Any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of our directors or officers.

Indemnification of Directors and Officers

We may indemnify a director or officer to the fullest extent permitted by law, either retroactively or pursuant to an undertaking given in advance. Without derogating from the aforesaid, we may indemnify our directors or officers for liability or expense imposed on him in consequence of an action taken by him in his capacity as such, as follows:

(i)
Any financial liability he incurs or imposed on him in favor of another person in accordance with a judgment, including a judgment given in a settlement or a judgment of an arbitrator, approved by a court, provided that any undertaking to indemnify be restricted to events that, in the opinion of the board of directors, are anticipated in light of our actual activity at the time of granting the undertaking to indemnify and be limited to a sum or measurement determined by the board of directors to be reasonable under the circumstances;

(ii)
Reasonable litigation expenses, including legal fees, incurred by the director or officer or which he was ordered to pay by a court, within the framework of proceedings filed against him by or on behalf of us, or by a third party, or in a criminal proceeding in which he was acquitted, or in a criminal proceeding in which he was convicted of a felony which does not require a criminal intent; and

(iii)
Reasonable litigation expenses, including legal fees he incurs due to an investigation or proceeding conducted against him by an authority authorized to conduct such an investigation or proceeding, and which was ended without filing an indictment against him and without being subject to a financial obligation as a substitute for a criminal proceeding, or that was ended without filing an indictment against him, but with the imposition of a financial obligation, as a substitute for a criminal proceeding relating to an offense which does not require criminal intent.

The aggregate indemnification amount payable by us pursuant to indemnification undertakings may not exceed the lower of (i) 25% of our shareholders’ equity as of the date of actual payment by us of the indemnification amount (as set forth in our most recent consolidated financial statements prior to such payment) and (ii) $40 million, in excess of any amounts paid (if paid) by insurance companies pursuant to insurance policies maintained by us, with respect to matters covered by such indemnification.

Exemption of Directors and Officers

We may exempt a director or officer in advance or retroactively for all or any of his liability for damage in consequence of a breach of the duty of care vis-a-vis us, to the fullest extent permitted by law.

Prohibition on the grant of exemption, insurance and indemnification - The Companies Law provides that a company may not give insurance, indemnification nor exempt its directors or officers from liability in the following events:

•
a breach of the duty of loyalty to the company, unless, with respect to insurance coverage or indemnification, the director or officer acted in good faith and had a reasonable basis to believe that the act would not harm us;

•	an intentional or reckless breach of the duty of care;

•	an act done with the intention of unduly deriving a personal profit; or

•	a fine imposed on the officer or director.

Item 9.    Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1
Amended and Restated Memorandum of Association (incorporated by reference to Appendix B to Exhibit 99.1 of Elbit Imaging Ltd.'s Report on Form 6-K filed with the Securities and Exchange Commission on April 2, 2009).

3.2
Amended and Restated Articles of Association (incorporated by reference to Exhibit 1.2 of Elbit Imaging Ltd.'s Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 26, 2008).

4.1
Form of share certificate of Elbit Imaging Ltd. (incorporated by reference to Exhibit 2.1 of Elbit Imaging Ltd.'s Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 26, 2008).

4.2	Form of Indenture relating to the senior debt securities.
4.3*	Form of Officer's Certificate or Supplemental Indenture establishing a series of senior debt securities, including form of senior debt security.
4.4	Form of Indenture relating to the subordinated debt securities.
4.5*	Form of Officer's Certificate or Supplemental Indenture establishing a series of subordinated debt securities, including form of subordinated debt security.
4.6*	Form of Warrant Agreement and Warrant Certificate.
4.7*	Form of Unit Agreement and Unit Certificate.
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP
5.2	Opinion of Goldfarb, Levy, Eran, Meiri, Tzafrir Co.
23.1	Consent of Brightman Almagor Zohar & Co., an independent registered public accounting firm.
23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)
23.3	Consent of Goldfarb, Levy, Eran, Meiri, Tzafrir Co. (included in Exhibit 5.2)
23.4	Consent of SHM Smith Hodgkinson (Romania) srl
23.5	Consent of Financial Immunities Ltd.
23.6	Consent of Financial Immunities Ltd.
23.7	Consent of Financial Immunities Ltd.
23.8	Consent of Financial Immunities Ltd.
23.9	Consent of Financial Immunities Dealing Room Ltd.
23.10	Consent of BDO Ziv Haft Consulting and Management Ltd.
23.11	Consent of Financial Immunities Dealing Room Ltd.
23.12	Consent of BDO Ziv Haft Consulting and Management Ltd.
23.13	Consent of Giza Zinger Even
23.14	Consent of BDO Ziv Haft Consulting and Management Ltd.
23.15	Consent of Giza Zinger Even
23.16	Consent of Giza Zinger Even

Exhibit No.	Description
23.17	Consent of Giza Zinger Even
23.18	Consent of Tavor Economic Consulting Ltd.
23.19	Consent of King Sturge Kft
23.20	Consent of Giza Zinger Even
23.21	Consent of KPMG Hungaria Kft
23.22	Consent of PricewaterhouseCoopers Australia
23.23	Table of advisors relied upon in the consolidated financial statements for the years ended December 31, 2009, 2008 and 2007.
24.1	Powers of Attorney (included on signature page)
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee under Indenture relating to senior debt securities.
25.2*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee under Indenture relating to subordinated debt securities.
______________

*To be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.

Item 10.  Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(i)	The undersigned Registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(j)
The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel-Aviv, Israel, on February 9, 2011.

ELBIT IMAGING LTD.

By:	/s/ Dudi Machluf	/s/ Ran Shtarkman
	Name: Dudi Machluf	Name: Ran Shtarkman
	Title: Co-Chief Executive Officer	Title: Co-Chief Executive Officer

POWER OF ATTORNEY

Know all persons by these presents that each of the undersigned constitutes and appoints Dudi Machluf and Doron Moshe, and each of them, his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dudi Machluf Dudi Machluf	Co-Chief Executive Officer (Principal Executive Officer)	February 9, 2011
/s/ Ran Shtarkman Ran Shtarkman	Co-Chief Executive Officer (Principal Executive Officer)	February 9, 2011
/s/ Doron Moshe Doron Moshe	Chief Financial Officer (Principal Financial and Accounting Officer)	February 9, 2011
/s/ Mordechay Zisser Mordechay Zisser	Executive President and Director	February 9, 2011
/s/ Shimon Yitzchaki Shimon Yitzchaki	Executive Chairman of the Board	February 9, 2011
/s/ David Rubner David Rubner	Director	February 9, 2011

Signature	Title	Date
/s/ Zvi Tropp Zvi Tropp	Director	February 9, 2011
/s/ Moshe Lion Moshe Lion	Director	February 9, 2011
/s/ Shmuel Peretz Shmuel Peretz	Director	February 9, 2011
/s/ Elina Frenkel Ronen Elina Frenkel Ronen	Director	February 9, 2011

Authorized Representative in the United States:

Puglisi & Associates By: /s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director	February 9, 2011

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement.
3.1
Amended and Restated Memorandum of Association (incorporated by reference to Appendix B to Exhibit 99.1 of Elbit Imaging Ltd.'s Report on Form 6-K filed with the Securities and Exchange Commission on April 2, 2009).

3.2
Amended and Restated Articles of Association (incorporated by reference to Exhibit 1.2 of Elbit Imaging Ltd.'s Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 26, 2008).

4.1
Form of share certificate of Elbit Imaging Ltd. (incorporated by reference to Exhibit 2.1 of Elbit Imaging Ltd.'s Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 26, 2008).

4.2	Form of Indenture relating to the senior debt securities.
4.3*	Form of Officer's Certificate or Supplemental Indenture establishing a series of senior debt securities, including form of senior debt security.
4.4	Form of Indenture relating to the subordinated debt securities.
4.5*	Form of Officer's Certificate or Supplemental Indenture establishing a series of subordinated debt securities, including form of subordinated debt security.
4.6*	Form of Warrant Agreement and Warrant Certificate.
4.7*	Form of Unit Agreement and Unit Certificate.
5.1	Opinion of Kramer Levin Naftalis & Frankel LLP
5.2	Opinion of Goldfarb, Levy, Eran, Meiri, Tzafrir Co.
23.1	Consent of Brightman Almagor Zohar & Co., an independent registered public accounting firm.
23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1)
23.3	Consent of Goldfarb, Levy, Eran, Meiri, Tzafrir Co. (included in Exhibit 5.2)
23.4	Consent of SHM Smith Hodgkinson (Romania) srl
23.5	Consent of Financial Immunities Ltd.
23.6	Consent of Financial Immunities Ltd.
23.7	Consent of Financial Immunities Ltd.
23.8	Consent of Financial Immunities Ltd.
23.9	Consent of Financial Immunities Dealing Room Ltd.
23.10	Consent of BDO Ziv Haft Consulting and Management Ltd.
23.11	Consent of Financial Immunities Dealing Room Ltd.
23.12	Consent of BDO Ziv Haft Consulting and Management Ltd.
23.13	Consent of Giza Zinger Even
23.14	Consent of BDO Ziv Haft Consulting and Management Ltd.
23.15	Consent of Giza Zinger Even
23.16	Consent of Giza Zinger Even
23.17	Consent of Giza Zinger Even

Exhibit No.	Description
23.18	Consent of Tavor Economic Consulting Ltd.
23.19	Consent of King Sturge Kft
23.20	Consent of Giza Zinger Even
23.21	Consent of KPMG Hungaria Kft
23.22	Consent of PricewaterhouseCoopers Australia
23.23	Table of advisors relied upon in the consolidated financial statements for the years ended December 31, 2009, 2008 and 2007.
24.1	Powers of Attorney (included on signature page)
25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee under Indenture relating to senior debt securities.
25.2*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee under Indenture relating to subordinated debt securities.
______________

*To be filed by amendment or incorporated by reference pursuant to a report on Form 6-K.